UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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FB FINANCIAL CORPORATION
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211 Commerce Street, Suite 300
Nashville, Tennessee 37201
April [•], 2022

Dear Shareholder,

We would like to extend a personal invitation for you to join us at the 2022 annual meeting of shareholders which will be held on May 19, 2022, at 1:00 p.m. Central Time at the Frist Art Museum located at 919 Broadway, Nashville, Tennessee 37203.

We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving COVID-19 pandemic. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website (https://investors.firstbankonline.com/), and we encourage you to check the proxy website prior to the meeting if you plan to attend.

We have elected to provide access to our proxy materials by internet in accordance with the Securities and Exchange Commission's "notice and access" rules. Accordingly, on or about April [•], 2022, we will mail to our shareholders a notice of internet availability of proxy materials. On the date of the mailing of the notice of internet availability of proxy materials, all shareholders of record and beneficial owners will have the ability to access all of our proxy materials at the website address set forth in the notice of internet availability of proxy materials and in the accompanying proxy statement. These proxy materials will be available free of charge. We are constantly focused on improving the ways our shareholders can access information about FB Financial Corporation and believe that providing our proxy materials by internet increases the ability of our shareholders to access the information they need while simultaneously reducing the environmental impact of our annual meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. For instructions on voting, please refer to the instructions on the notice of internet availability of proxy materials that you received in the mail or, if you received a hard copy of the proxy statement, on the accompanying proxy card. You can request to receive proxy materials by mail or email. You may vote by mail or on the internet. You will find our proxy statement, annual report on Form 10-K, and other important information at our website: https://investors.firstbankonline.com/.

Your vote is important. We hope that you will be able to attend the 2022 annual meeting of shareholders. We look forward to seeing you.

Christopher T. Holmes	Stuart C. McWhorter
President and Chief Executive Officer	Chair of the Board
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
You are hereby invited to attend the 2022 annual meeting of shareholders of FB Financial Corporation.

WHEN	May 19, 2022 at 1:00 p.m. Central Time.

WHERE	The annual meeting will be held at the Frist Art Museum located at 919 Broadway, Nashville, Tennessee 37203.

RECORD DATE	Shareholders of record as of the close of business on March 25, 2022 will be entitled to notice of and to vote at the 2022 annual meeting of shareholders.

ITEMS OF BUSINESS
1.Election of 13 directors to serve until the 2023 annual meeting of shareholders and until their successors have been duly elected and qualified;
2.To conduct a non-binding, advisory vote on the compensation of our named executive officers;
3.To determine, in an advisory, non-binding vote, the frequency of future advisory, non-binding votes on the compensation paid to our named executive officers;
4.Approval of amendments to the Company’s amended and restated charter to eliminate supermajority voting standards;
5.Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
6.Such other business as may properly come before the meeting or any adjournment or postponement thereof.

PROXY MATERIALS
Our proxy materials, which include the accompanying proxy statement, proxy card, and annual report on Form 10-K are first being sent or made available to shareholders on or about April [•], 2022. You may access the proxy materials electronically under the "Stock and Filings" link on the Investor Relations page of our website at https://investors.firstbankonline.com/.

By Order of the Board of Directors,

Beth W. Sims
General Counsel and Corporate Secretary
April [•], 2022
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

Important Notice regarding the Internet availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2022. As outlined in the notice of internet availability of proxy materials, this proxy statement, the proxy card, and 2021 annual report to shareholders are available under the "Stock and Filings" link on the Investor Relations page of our website at: https://investors.firstbankonline.com/.

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211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(615) 564-1212

Proxy Statement and Annual Meeting Summary
This proxy statement is furnished by FB Financial Corporation, on behalf of its board of directors, for use at the 2022 annual meeting of shareholders, and at any adjournment or postponement of the meeting (the “annual meeting”). In this proxy statement, we sometimes refer to FB Financial Corporation and its subsidiaries, including our wholly owned subsidiary, FirstBank, as “we,” “us,” “our,” “the Company,” and “FB Financial.” This proxy statement and the accompanying proxy card are first being delivered or made available to our shareholders on or about April [•], 2022.

Voting Matters

Proposal	Board Recommendation	Vote Requirement	Page Number
Proposal 1: Election of directors	FOR	Directors are elected by a plurality of the votes cast at the annual meeting.	6
Proposal 2: Non-binding, advisory vote on the compensation of our named executive officers	FOR	The votes cast for exceed the votes cast against.	53
Proposal 3: Non-binding, advisory vote to determine the frequency of future advisory, non-binding votes on the compensation paid to our named executive officers	1 YEAR	The frequency that receives the greatest number of votes — every “1 YEAR,” “2 YEARS” or “3 YEARS”— cast by shareholders will be the frequency that has been approved by shareholders.	54

Proposal 4: Approval of amendments to the Company’s amended and restated charter ("charter") to eliminate supermajority voting standard	FOR	The affirmative vote of the holders of 80% of the outstanding shares of common stock then entitled to vote at the annual meeting is required to adopt this proposal pursuant to the charter as currently in effect.	55
Proposal 5: Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	The votes cast for exceed the votes cast against.	57

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your completed proxy may, if you have so selected, give your proxies the authority to vote on these other matters in their best judgment.

How to Vote
Review the proxy statement and vote in one of three ways:

Vote Online	Vote by Mail	In Person

Before going to the meeting, visit the website listed on the proxy card and follow the instructions provided.	If you request physical copies of the proxy materials, mark, sign, date, and return your proxy card in the enclosed return envelope as soon as possible.	Attend the annual meeting in person and submit a properly executed proxy or ballot.

Internet Availability of Proxy Materials
In an effort to lower the cost of the annual meeting and conserve natural resources, we are furnishing our proxy materials to our shareholders by internet in accordance with the Security and Exchange Commission's (“SEC” “notice and access” rules rather than mailing printed copies of those materials to each shareholder. Only shareholders of record at the close of business on March 25, 2022 will be entitled to notice of and to vote at the annual meeting.

On or about April [•], 2022, we expect to send our shareholders a notice of internet availability of proxy materials (the “notice”) containing instructions regarding how to access our proxy materials, including this proxy statement, a proxy card and our 2021 annual report to shareholders for the year ended December 31, 2021. The notice also contains instructions regarding how to give your proxy authorization to vote your shares. This process is designed to expedite shareholders’ receipt of our proxy materials.

If you received a notice by mail, you will not receive a printed copy of our proxy materials. If, however, you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the notice. If you elect to receive a printed copy of our proxy materials, you will continue to receive these materials by mail until you elect otherwise.

Question and Answers

Who is asking for my vote?
Our board of directors is soliciting the enclosed proxy for its use at the annual meeting.

Who is entitled to vote at the annual meeting?
Only shareholders of record at the close of business on March 25, 2022, which is the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting.

How many shares must be present to constitute a quorum for the annual meeting?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented in person or by proxy at the annual meeting. As of the close of business as of March 25, 2022, there were [•] shares of our common stock outstanding and entitled to vote. No shares of preferred or other capital stock were outstanding as of such date. If there is no quorum, any officer entitled to preside at or to act as secretary of the annual meeting may adjourn the meeting until a later date.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?
Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment but may not vote your shares on the election of directors, the charter amendment, say-on-pay or say-when-on-pay proposals or any other item of business. However, your broker is not required to vote your shares if you do not provide instructions.

What are broker non-votes?
Under applicable New York Stock Exchange (“NYSE”) rules, brokers are entitled to vote shares held by them for their customers on matters deemed “routine” even though the brokers have not received voting instructions from their customers. The ratification of our independent registered public accounting firm (Proposal 5) currently qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion on that routine matter if you do not instruct your broker how to vote. Your broker is prohibited from voting your shares on a non-routine matter unless you have given voting instructions on that matter to your broker. The election of directors (Proposal 1), the approval of the compensation of our named executive officers (Proposal 2), the selection of the frequency of the vote to approve the compensation of our named executive officers (Proposal 3), and the proposed amendments to our charter (Proposal 4) are all considered non-routine matters, so your broker may not vote on these matters in its discretion. If you do not give voting instructions with respect to Proposals 1, 2, 3, or 4, your broker will need to return a proxy card without voting on these non-routine matters, which is referred to as a “broker non-vote” or sometimes referred to as “uninstructed shares.” Although broker non-votes are counted as shares that are present at the annual meeting and entitled to vote for purposes of determining the presence of a quorum, they will not be counted as votes cast.

What am I being asked to vote on, what is the vote requirement, and what is the impact of abstentions, withholding, and broker non-votes?
Proposal	Vote Requirements	Effect of Abstentions (or Withhold votes with respect to Proposal 1)	Broker Non-Votes
Proposal 1: Election of directors	Directors are elected by a plurality of the votes cast at the annual meeting.	Withheld votes will be counted towards a quorum but will not impact the vote result.	This proposal is considered non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Proposal 2: Non-binding, advisory vote on the compensation of our named executive officers	The votes cast FOR exceed the votes cast AGAINST.	Abstentions will be counted towards quorum but will not impact the vote result.	This proposal is considered non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Proposal 3: Non-binding, advisory vote to determine the frequency of future advisory, non-binding votes on the compensation paid to our named executive officers	The frequency that receives the greatest number of votes — every “1 YEAR,” “2 YEARS” or “3 YEARS”— cast by shareholders will be the frequency that has been approved by shareholders.	Abstentions will be counted towards quorum but will not impact the vote result.	This proposal is considered non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Proposal 4: Approval of amendments to the Company’s amended and restated charter to eliminate supermajority voting standard	The affirmative vote of the holders of 80% of the outstanding shares of common stock then entitled to vote at the annual meeting is required to adopt this proposal pursuant to the charter as currently in effect.	Abstentions will be counted towards quorum and will have the effect of a vote "AGAINST" the proposed charter amendment.	This proposal is considered non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Proposal 5: Ratification of independent registered public accounting firm	The votes cast FOR exceed the votes cast AGAINST.	Abstentions will be counted towards quorum but will not impact the vote result.	This proposal is considered routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.

How do I vote?
You may vote your shares by following the instructions from your broker, if your shares are held in “street name” or by one of the following methods if you hold your shares directly in your name:
▪if you request physical copies of the proxy materials, mark, sign, date, and return your proxy card in the enclosed return envelope as soon as possible;
▪go to the website listed on the proxy card, and follow the instructions provided; or
▪attend the annual meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Voting on the internet has the same effect as submitting a properly executed proxy card.

How many votes do I have?
You have one vote for each share of common stock that you own as of the close of business on the record date. Shareholders are not entitled to cumulative voting, and accordingly, you may cast only one vote per share of our common stock that you own.

What if I return a proxy card but do not make specific choices?
If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, your proxy will vote your shares “FOR” each director nominees, "FOR" the approval of the compensation of our named executive officers,"1 YEAR" with respect to how frequently a non-binding, advisory shareholder vote to approve the compensation of our named executive officers should occur, "FOR" the proposed amendments to our charter to eliminate supermajority voting standards, and “FOR” the ratification of the appointment of our independent registered public accounting firm for 2022. As of the date of this proxy statement, we are not aware of any other matters to be considered at the annual meeting. However, if any other matter is properly presented at the annual meeting, your proxy will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using his or her discretion. If any director nominee becomes unavailable for election for any reason prior to the vote at the annual meeting, the board of directors may reduce the number of directors to be elected or substitute another person as a nominee, in which case your proxy will vote for the substitute nominee.

Can I change or revoke my vote?
Yes. If you hold your shares directly, you can change your vote after you have voted by:
•going to the website listed on the proxy card, following the instructions provided, and submitting your change no later than 11:00 p.m. Central Time on the day before the annual meeting;
•submitting a properly executed proxy prior to the annual meeting bearing a later date than your previous proxy;
•notifying our corporate secretary, in writing, of the revocation of your proxy before the annual meeting; or
•voting in person at the annual meeting, but simply attending the annual meeting will not, in and of itself, revoke your proxy.
If you voted through your broker, please contact your broker to change or revoke your vote.

How are votes counted?
Votes will be counted at the annual meeting by the inspector of election appointed by the board of directors for the annual meeting.

Who will pay for this proxy solicitation, and how will we solicit proxies?
The Company will pay for the cost of this proxy solicitation. We do not intend to solicit proxies other than by use of the mail and our website, but certain of our directors, officers, and other employees, without additional compensation, may solicit proxies personally or by telephone or email on our behalf.

How can I determine the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Within four business days after the conclusion of the annual meeting, we will file a current report on Form 8-K with the SEC that announces the final voting results.

Who can help answer any questions I may have?
FB Financial shareholders who have questions about the matters to be voted on at the annual meeting or how to submit a proxy, or who desire to request physical copies of this proxy statement or proxy cards should contact our Investor Relations department at FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 or by phone at (615) 564-1212.

Proposal 1 — Election of Directors
Our amended and restated bylaws (the “bylaws”) provide that our board of directors shall consist of between one and 15 members. The exact number of directors will be fixed from time to time by resolution of the board, subject to the terms of the shareholder’s agreement between the Company and James W. Ayers. See “Corporate Governance — Shareholder’s Agreement and Board Designation Rights.” The board of directors currently consists of 13 members: Jimmy E. Allen, William F. Andrews, J. Jonathan Ayers, William F. Carpenter III, Agenia W. Clark, James W. Cross IV, James L. Exum, Christopher T. Holmes, Orrin H. Ingram, Raja J. Jubran, Stuart C. McWhorter, Emily J. Reynolds, and Melody J. Sullivan. Our board of directors also serves as the board of directors of our wholly owned subsidiary, FirstBank. The FB Financial board of directors currently consists of one class of directors, and our directors are elected annually by our shareholders at our annual meetings of shareholders.

On January 27, 2022, the Company announced Mr. James W. Ayers' and Mr. William F. Andrews' retirements from our board of directors. Mr. Ayers’ retirement was effective as of January 27, 2022, and Mr. Andrews’ retirement will be effective as of the 2022 annual meeting of shareholders. We thank Mr. Ayers and Mr. Andrews for their long and outstanding service to the Company.

As a result of Mr. Ayers' retirement, and pursuant to the Shareholder's Agreement with Mr. Ayers described in more detail below, Mr. Ayers has recommended C. Wright Pinson, J. Jon Ayers, and Emily Reynolds for nomination to the board. Accordingly, at the annual meeting, 13 persons will be elected to serve on our board until the 2023 annual meeting and until their successors have been duly elected and qualified, or until earlier death, resignation, or removal in accordance with the bylaws. Further, as a result of the recent retirements, the board of directors has reduced the number of members of the board from 14 to 13. All nominees named in this proxy statement have consented to serve as directors, if elected. As of the date of this proxy statement, the board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director, if elected.

Director Nominees
The board of directors believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment, and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes, and skills that led the board of directors to conclude that each nominee should serve on the board of directors. Information on the nominees follows below and is accurate as of March 21, 2022.

Jimmy E. Allen
Age: 82

Director Since: 2020

2021 Committees: Nominating and Corporate Governance Committee and Trust Committee

Jimmy Allen was appointed to the board of directors in connection with the Company’s merger with Franklin Financial Network, Inc. (“Franklin”) in 2020 (the “Franklin Merger”) and previously served as a director of Franklin since 2014. He is the President of Venture Express, Inc., Creative Transportation, LaVergne, Tennessee and he is co-owner of Center Hill Marina & Yacht Club. He previously served as a member of the board of directors to MidSouth Bank, Rutherford Bank & Trust, and Independent Bank. He is the past Chairman of the Tennessee Trucking Association and Nashville Motor Freight. Mr. Allen was previously selected as Nashville Business Journal’s Executive of the Year.

We believe Mr. Allen’s extensive business experience, leadership skills, and knowledge of the Middle Tennessee communities make him a valuable member of our board of directors. Additionally, his prior experience as a member of other financial institutions’ boards of directors provide beneficial industry perspective and knowledge.

J. Jonathan (Jon) Ayers
Age: 50

Director Since: 2017

2021 Committees: Risk Committee and Trust Committee

Jon Ayers began his career at FirstBank and has over 25 years of experience in areas spanning financial analysis and investment, commercial lending, branch office management, and personal banking. He has served as a director of FirstBank since 2000 and of the Company since 2017. Mr. Ayers is a private investor and entrepreneur. He serves as Executive Vice President of Ayers Asset Management, Inc., a family-owned private investment company, overseeing investments of the Ayers family. In 2016 he created Ayers Real Estate Services, LLC, a company that focuses on commercial real estate investment and management, and of which he serves as President. Mr. Ayers has served in various executive roles for Group Data Services, Inc. and Pro-Accura, private technology companies, and First Financial Investors Management, LLC, a private equity fund focused on investments in the financial services industry. Mr. Ayers’ father, James W. Ayers, is the former Chair and Vice Chair of the board of directors, prior to his retirement in January of 2022.

We believe Mr. Ayers’ extensive knowledge and broad experience as an executive at companies in various industries qualifies him to serve as a member of our board of directors.

William (Bill) F. Carpenter III
Age: 67

Director Since: 2020

2021 Committees: Audit Committee and Nominating and Corporate Governance Committee

Bill Carpenter has served as a director of the Company since January 2020. He is an accomplished health care executive who most recently served as director and Chief Executive Officer of LifePoint Health from 2006 to 2018, and Chairman of the board of LifePoint Health from 2010 to 2020. Mr. Carpenter was a founding employee of LifePoint Health, having served in various roles as Executive Vice President, Senior Vice President, General Counsel, Secretary and Corporate Governance Officer. Prior to joining LifePoint, Mr. Carpenter was a partner at the law firm of Waller Lansden Dortch & Davis, LLP, where his practice consisted primarily of corporate finance transactions, mergers and acquisitions, and health care regulatory matters. While at Waller Lansden Dortch & Davis, he also served as head of the firm’s health law group.

Mr. Carpenter has served in leadership positions for many influential industry organizations. He is a past member of the board of directors of the American Hospital Association, and the past Chair of the boards of directors of Federation of American Hospitals and Nashville Health Care Council, and past member of the board of directors of Nashville Public Radio. Mr. Carpenter currently serves on the boards of directors of NashvilleHealth and Montgomery Bell Academy. A recognized leader in the healthcare industry, he has appeared numerous times on Modern Healthcare magazine's annual "100 Most Influential People in Healthcare" list, and he received the Nashville Business Journal's 2019 Lifetime Achievement Award where he gave the keynote address honoring the magazine's 2019 class of Health Care Award winners.

We believe that Mr. Carpenter’s service as Chief Executive Officer and Chairman of LifePoint Health has given him leadership experience, business acumen, and financial expertise that is beneficial to our board and the Company. Furthermore, his legal and corporate governance experience, as well as his knowledge of the Nashville community, make him a valuable addition to our board of directors.

Agenia W. Clark, EdD
Age: 62

Director Since: 2017

2021 Committees: Risk Committee (Chair) and Compensation Committee

Agenia Clark, EdD, has served as a director of the Company since April 2017. Ms. Clark has been the President and Chief Executive Officer of the Girl Scout Council of Middle Tennessee, an organization that serves more than 14,000 girls and 7,000 volunteers in 39 counties throughout Middle Tennessee, since April 2004. Prior to her tenure with the Girl Scout Council, she was the Vice President of Human Resources for the Tennessee Education Lottery Corporation, the Senior Director of Human Resources at Vanderbilt University, and she worked in governmental relations, marketing, business ethics, and human resources at Nortel Networks, a multi-national telecommunications company. Ms. Clark is currently a member of the board of directors of The Ayers Foundation and is a Trustee of Simmons University in Boston, Massachusetts. She is a member of the board of directors of Alpine Energy Summit Partners, a U.S. based energy developer and financial company focused on a sustainable approach to mitigating pollution in the industry, co-chair for Women Corporate Directors, Tennessee chapter, a member of the International Women’s Forum, advisory council for the Jack Massey School of Business at Belmont University, and is an Advisory Council Emeritus for the College of Business at the University of Tennessee, Knoxville. From 2006 to 2016, Ms. Clark served as a member of the board of Avenue Financial Holdings, Inc., the publicly held holding company for Avenue Bank. Ms. Clark has been recognized many times as a community leader, including 2021 Nashvillian of the Year, several appearances in the Nashville Business Journal's annual "Nashville’s 100 Most Powerful People", the chamber’s Forward 50 Leading the Music City, and the Business Journal’s Women of Influence, among others. Ms. Clark was a gubernatorial appointment to the Tennessee Board of Regents, the governing body for the state’s community colleges, technical colleges and universities, from 2006 to 2012. In addition to her community service, Mr. Clark has served on several task forces for Girl Scouts of the USA, represented Nashville in the 2016 Harvard University Business School’s Young American Leaders Program and is a frequently requested speaker to organizations on leadership. Ms. Clark has a doctorate degree from Vanderbilt University, bachelor's of science degree and a master's of business administration from the University of Tennessee, Knoxville.

We believe that Ms. Clark’s service on the board of a publicly held bank holding company, business experience, and long-standing leadership in the Nashville community make her a valuable member of our board of directors.

James (Jim) W. Cross IV
Age: 58

Director Since: 2020

2021 Committees: Trust Committee (Chair), Compensation Committee, and Directors’ Loan Committee

Jim Cross was appointed to the board of directors in connection with the Franklin Merger in 2020. He originally joined the Franklin board in 2009, and prior to the Franklin Merger, he served as Chair of the board. A veteran of the construction and real estate business for more than 30 years, Mr. Cross currently focuses on consulting with governmental agencies and private companies to help them deliver projects from design to completion. Those projects primarily are medical-related buildings for investment-grade, single-tenant clients. Mr. Cross is the owner of Century Construction Co., a general contractor started by his father in 1958, and Oversite, an owner representation consulting firm. He also serves as President of Century Investment Partners, a development company in Franklin, Tennessee.

Mr. Cross previously served on the boards of Franklin National Bank and Fifth Third Bank of Tennessee. He is a member of the board of directors for Williamson Medical Center. Mr. Cross previously served on the boards of Battle Ground Academy, Williamson County Library Foundation, Franklin Tomorrow, Leadership Franklin, Youth Leadership Franklin, the Williamson County-Franklin Chamber of Commerce and the Williamson County Library. Mr. Cross graduated from Brentwood Academy and the University of Tennessee.

We believe that Mr. Cross’ experience in the real estate and construction industries, as well his leadership experience on other bank boards of directors, make him a valuable member of our board of directors.

James (Jimmy) L. Exum
Age: 80

Director Since: 2017 (FB Financial Corporation) 1998 (FirstBank)

2021 Committees: Nominating and Corporate Governance Committee (Chair) and Trust Committee

Jimmy Exum has served as a director of the Company since 2017 and a director of FirstBank since 1998. Mr. Exum had a long career at Murray Guard, Inc., a privately-held security services contractor founded in Tennessee, serving as the Executive Vice President from 2003 to 2011, Senior Vice President from 2011 to 2017, and currently serving on the board of directors as Director Emeritus, a directorship he has held since 1987. In 1983, he co-founded TotalREACH, Inc., a division of Murray Guard, Inc. specializing in cable advertising sales and production and worked with that company until 2003. He has substantial civic leadership in the city of Jackson, Tennessee, an important metropolitan statistical area for FirstBank, as he currently serves on the board of Carnegie Museum, Chair of Jackson Amphitheater, and the Jackson Convention and Visitors Bureau He has served on a number of other local and state boards, including the Jackson Area Chamber of Commerce and as chair of the Tennessee Alcoholic Beverage Commission. Mr. Exum is a past recipient of the West Tennessee Healthcare Jackson Leadership Award.

We believe that Mr. Exum’s deep ties to the Tennessee community as well as with his skills gained from serving on various corporate and civic boards and the business knowledge acquired over his long career make him a valuable member of our board of directors.

Christopher (Chris) T. Holmes
Age: 58

Director Since: 2010

2021 Committees: Directors’ Loan Committee

Chris Holmes is President and Chief Executive Officer of both the Company and FirstBank, and he has served as a member of our board since he joined FirstBank in 2010 as our Chief Banking Officer. He was named President of the Company and FirstBank in 2012 and Chief Executive Officer in 2013. As President and Chief Executive Officer, Mr. Holmes is responsible for leading and managing all facets of the bank’s operations, including establishing its long-term goals, strategies, and corporate vision. Mr. Holmes has spent 27 years in the banking industry, and prior to his time at FirstBank, he served as the Director of Corporate Financial Services and the Chief Retail Banking Officer for the Greenville, South Carolina based The South Financial Group, a publicly traded bank holding company. Mr. Holmes’ responsibilities at The South Financial Group included mortgage, insurance, the SBA division, retail strategy, retail sales, and oversight at the 180-branch network. Previously, he worked for 20 years in the Memphis-area market, first with EY and then in several management positions for the holding companies for National Bank of Commerce (which was acquired by SunTrust) and Trustmark National Bank. He holds his certified public accountant certification (inactive).

Currently, Mr. Holmes serves as a director of Delta Dental of Middle Tennessee, Nashville Area Chamber of Commerce, Pinson Hospital Hospitality House, Tennessee Bankers Association where he also serves as a member of the executive committee, and YMCA of Middle Tennessee where he also serves as a member of the executive committee. Mr. Holmes is a board member of the Tennessee Business Leadership Council, an organization comprised of key business leaders who work to improve the overall business climate in the state. He is a cabinet member of Partnership 2030, an organization spearheaded by the Nashville Area Chamber of Commerce who works to form future regional strategy for economic development. He is a 2014 graduate of Leadership Nashville and has been recognized in Nashville Business Journal's annual "Nashville's 100 Most Powerful People."

Mr. Holmes’ leadership, together with the skills and knowledge of the banking industry and FirstBank gained during his tenure with us, have been instrumental to our recent growth and success. In addition, Mr. Holmes brings to our board of directors and the Company a unique blend of banking experience in both community and metropolitan markets that is extremely valuable to us as we look to grow our franchise in both markets.

Orrin H. Ingram
Age: 61

Director Since: 2006

2021 Committees: Compensation Committee and Audit Committee (Chair, effective as of the annual meeting)

Orrin Ingram has served as a director of the Company since 2006. He serves as the President and Chief Executive Officer of Ingram Industries Inc., a Nashville based privately held company with two operating divisions: Ingram Content Group and Ingram Marine Group. Mr. Ingram has served as the Chairman of the Board of Ingram Barge Company LLC, a leading marine transportation company, since 1999 and he previously served as its Chief Executive Officer. Mr. Ingram was a director of Coca-Cola Enterprises, Inc. from 2008 until 2016, and he served on the board of Coca-Cola European Partners, PLC from 2016 until 2020. In addition, he has served as the Chairman of the Board of Overseers at the Vanderbilt-Ingram Cancer Center since 1999. He has substantial civic leadership in the city of Nashville area having served on the board of directors for the Nashville Area Chamber of Commerce, the Boys & Girls Clubs of Middle Tennessee, the Middle Tennessee Council of Boy Scouts of America and the Nashville Public Education Foundation.

We believe Mr. Ingram’s service as Chief Executive Officer of Ingram Industries and as Chairman and Chief Executive Officer of Ingram Barge Company, together with various board affiliations, including serving on the board of Coca-Cola Enterprises and Coca-Cola European Partners, PLC, has given him leadership experience, business acumen, and financial expertise that make him a valuable member of our board of directors. In addition, he brings us an extensive knowledge of the Tennessee and Nashville business communities.

Raja J. Jubran
Age: 64

Director Since: 2019

2021 Committees: Compensation Committee, Audit Committee, and Directors’ Loan Committee

Raja Jubran has served as a director since 2019. Mr. Jubran founded Denark Construction, Inc., a construction services company, in 1985 and has served as its Chief Executive Officer from founding to the present. Mr. Jubran was formerly a member of the board of directors of Clayton HC, Inc., the principal owner of Clayton Bank and Trust and American City Bank, banks acquired by the Company in 2017. From 2012 to 2018, Mr. Jubran served as the Vice Chairman of the Board of Trustees for the University of Tennessee, and, in that role, acted as chairman of the Executive and Compensation Committees and as an ex officio member of all other board committees.

Mr. Jubran’s service as Chief Executive Officer of Denark Construction, Inc., together with various board affiliations, has given him leadership and business experience, as well as financial expertise, make him a valueable member of our board. Furthermore, his prior banking experience on the board of directors of Clayton HC, Inc. provides a valuable industry perspective and knowledge.

Stuart C. McWhorter
Age: 53

Director Since: 2006-2018; 2020

2021 Committees: Chairman of the Board of the Company and FirstBank and Directors’ Loan Committee

Stuart McWhorter rejoined the board of the Company in October 2020. He previously served as a member of the board for 12 years before resigning to join the administration of Tennessee Governor Bill Lee in 2018 as Commissioner of Finance and Administration, where he led the drafting of two fiscal year state budgets, co-chaired the Governor's Healthcare Modernization Task Force, and directed the Unified Command Group to coordinate the state's response to the COVID-19 pandemic.

Mr. McWhorter is co-founder and Chairman of Clayton Associates, and he has over 25 years of experience in entrepreneurship and early-stage investing. Founded in 1996, Clayton Associates serves as a venture investment firm primarily focused on the early stage investment cycle in the healthcare and technology industries. Clayton Associates has managed four venture capital funds, which have invested over $150 million in over 80 operating companies in the Southeast. In addition, Mr. McWhorter served as the Chief Executive Officer of the Nashville Entrepreneur Center, a Nashville-based innovation hub that helps entrepreneurs create, launch and grow scalable businesses and he is a Partner of D17 Holdings, Brentwood TN. Prior to his tenure with Clayton Associates, Mr. McWhorter was part of the founding management team of OrthoLink Physicians Corporation, where he served as Vice President of Managed Care and Vice President of Development. Previously, he served in various management positions with Tenet Healthcare-owned Brookwood Medical Center in Birmingham, Alabama.

Mr. McWhorter’s leadership skills, business experience, and his experience as a leader in the state government make him a valuable member of our board of directors.

C. Wright Pinson
Age: 69

Director Since: Director nominee at the 2022 annual meeting.

C. Wright Pinson was recruited to Vanderbilt University as Professor of Surgery in 1990. From 1993 to 2004 he was the Interim Chair, Vice-Chair and Chairman of the Department of Surgery. He was Director of the Transplant Center from 1993 to 2011. He has been an active clinical and laboratory investigator. In 2015, he received the Distinguished Lifetime Service award from the American Hepato-Pancreato-Biliary Association, and from the International Hepato-Pancreato-Biliary Association in 2016, for his contributions to the field.

He served as Chief of Staff of the Vanderbilt University Hospitals from 1997 to 2004, and from 2004 to 2009, he served as the Associate Vice-Chancellor for Clinical Affairs and Chief Medical Officer where he was responsible for VUMC business development and VUMC quality and safety programs. In 2008, he co-founded the Master of Management in Healthcare program at Owen Graduate School of Business. He became the Deputy Vice-Chancellor for Health Affairs and Chief Executive Officer of the Vanderbilt Health System from 2009 to 2016. This integrated system now includes 3,000 academic physicians, 8 hospitals, 800 clinics in 175 locations with a budget over $5.0 billion/yr. Beginning in 2011, he championed the organization of a clinically integrated network, becoming president and chairman of the board of the Vanderbilt Health Affiliated Network, a 70-hospital, 6500 provider network covering Tennessee. He also serves as president of Vanderbilt Health Services and president of Vanderbilt Health Professional Solutions, both subsidiaries of Vanderbilt University Medical Center.

In 2016, he received the Regional Healthcare Executive of the Year Award from The American College of Healthcare Executives, and in 2020 the Health Care Lifetime Achievement Award from the NBJ. He currently serves on the board of the American Hospital Association, Tennessee Hospital Association, Cumberland University, and the Nashville Areas Chamber of Commerce. He is past Chairman of the Board of the Nashville Healthcare Council.

We believe Mr. Pinson's extensive business experience, leadership skills, and knowledge of the Middle Tennessee communities make him a valuable member of our board of directors.

Emily J. Reynolds
Age: 65

Director Since: 2017

2021 Committees: Compensation Committee (Chair) and Nominating and Corporate Governance Committee

Emily Reynolds has served as a director of the Company since 2017 and as a director of FirstBank since 2012. She has had an extensive career in public service and politics since 1980. In 2003, she was elected by the United States Senate to serve as the 31st Secretary of the Senate, a post in which she managed the Senate’s legislative, financial and administrative operations for the 108th and 109th Congresses. Ms. Reynolds subsequently served as Senior Vice President of Government Relations for the Tennessee Valley Authority from 2007 until 2013. Currently, she is the Vice-Chair of the Tennessee Board of Regents, a position she has held since July 2013, and is Vice-Chair of BlueCross Blue Shield of Tennessee, where she has served on the board since 2007. She is a former board chair of the Ladies Hermitage Association (now the Andrew Jackson Foundation). In 2017, Ms. Reynolds was appointed to the Davidson County Election Commission until 2021, where she served as its chair for two years. She was named to the Nashville Public Education Foundation’s Public Schools Hall of Fame in 2012. She is currently co-chair of the Tennessee chapter of Women Corporate Directors and is a graduate of both Leadership Tennessee and Leadership Nashville.

Ms. Reynolds’ extensive career in public service, policy, and government as well as her involvement in private boards has given her a varied set of leadership, communication, and organizational skills that qualify her to serve on our board of directors. Additionally, Ms. Reynolds’ impressive and diverse experiences give her a unique perspective which make her a valuable member of our board of directors.

Melody J. Sullivan
Age: 69

Director Since: 2020

2021 Committees: Audit Committee and Risk Committee

Melody Sullivan was appointed to the board of directors in connection with the Franklin Merger and previously served as a director of Franklin since 2010. She previously served on the boards of Franklin National Bank and then Fifth Third Bank of Tennessee. In 1986, Ms. Sullivan founded Smiley CPAs, the first woman-owned CPA firm in Franklin, Tennessee. The firm provided financial statement preparation and tax compliance services for more than 1,700 clients for 30 years. She had previously worked as a staff accountant for one of Nashville’s most respected business owners and CPA firms and served as comptroller for a local food service company. Ms. Sullivan is also the Chief Financial Officer for The Abaco Inn, a family-owned boutique resort located on the island of Elbow Cay in the Bahamas.

She is past President of the Franklin Breakfast Rotary Club and the Franklin Family YMCA, and she has served on the boards of the United Way of Williamson County, Franklin Tomorrow, Williamson County-Franklin Chamber of Commerce, Williamson County CASA and Historic Carnton Plantation. She is a past chairperson of the Chamber’s Small Business Development Division. She is the recipient of the 2015 Cable Board Walk of Fame for Women’s Leadership on Corporate Boards.

We believe Ms. Sullivan’s extensive accounting and business experience make her a valuable addition to our board of directors. Additionally, her prior experience as a member of other financial institutions’ boards of directors provide beneficial industry perspective and knowledge.

Board Diversity, Tenure, Skills and Qualifications
The Nominating and Corporate Governance Committee develops criteria for selection of members of the board and its committees, which shall be considered, changed, if appropriate, and approved annually by the board. However, pursuant to the Company's Corporate Governance Guidelines, at a minimum, a candidate for director must have integrity, be committed to act in the best interests of all of the Company's shareholders and be able and willing to devote the required amount of time to the Company's affairs, including attendance at meetings of the board. Further, the Company values diversity and the benefits that it can bring to the board. As a result, the Nominating and Corporate Governance Committee and the board will, as part of the director nominee process, give consideration to the diversity of the board, including diversity as it relates to gender, race, ethnicity, and political and social viewpoints, as well as the more traditional factors of age, business acumen, market representation, and professional experience.

Approximately 92% of our continuing directors, including Mr. Pinson, have a tenure of nine years or less and 31% identify with under-represented groups, including women, minorities, and other diverse ethnicities.

	Jimmy Allen	Jon Ayers	Bill Carpenter	Agenia Clark	Jim Cross	Jimmy Exum	Chris Holmes	Orrin Ingram	Raja Jubran	Stuart McWhorter	Wright Pinson	Emily Reynolds	Melody Sullivan
Gender
Male	●	●	●		●	●	●	●	●	●	●
Female				●								●	●
Race/Ethnicity
African American/Black				●
White/Caucasian	●	●	●		●	●	●	●	●	●	●	●	●
Asian, Hawaiian, or Pacific Islander
Hispanic/Latino
Other									●
Tenure (in years)	1	4	1	4	1	4	8	15	2	1	—	4	1

The graph below provides the percentage of independent directors that hold the following skills and qualifications:

Required Vote
In the election of directors, if a quorum is present, directors are elected by a plurality of the votes cast at the annual meeting.
Recommendation
The board recommends that you vote “FOR” each of the 13 nominees listed above for election as a director.

Corporate Governance
Overview
We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company. To that end, we regularly review our corporate governance policies and practices and compare them to the practices of other peer financial institutions and public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our board of directors determines that it would benefit us and our shareholders.

In this section, we describe the roles and responsibilities of our board and its committees and describe our corporate governance policies, procedures and related documents. The charters of the Audit, Nominating and Corporate Governance, Risk, and Compensation Committees of our board of directors, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics can be accessed electronically under the “Corporate Governance” link on the Investor Relations page of our website at https://investors.firstbankonline.com. We will also provide a copy of the committee charters, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics without charge upon written request sent to our General Counsel at FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201. Information that is presented or hyperlinked on our website is not incorporated by reference into this proxy statement.

Board Composition
The board of directors currently consists of 13 directors: Jimmy E. Allen, William F. Andrews, J. Jonathan Ayers, William F. Carpenter III, Agenia W. Clark, James W. Cross IV, James L. Exum, Christopher T. Holmes, Orrin H. Ingram, Raja J. Jubran, Stuart C. McWhorter, Emily J. Reynolds, and Melody J. Sullivan. Our board of directors also serves as the board of directors of our wholly owned subsidiary, FirstBank. As discussed above, Mr. James W. Ayers retired from our board of directors effective as of January 27, 2022, and Mr. Andrews is retiring from our board of directors effective at the annual meeting. Further, pursuant to Mr. Ayers' shareholder's agreement with the Company (discussed in more detail below), Mr. Ayers has designated C. Wright Pinson, J. Jonathan Ayers, and Emily Reynolds as nominees to the board of directors. As a result, at the annual meeting, 13 persons will be elected to serve on our board until the 2023 annual meeting of shareholders and until their successors have been duly elected and qualified or their earlier death, resignation, or removal in accordance with the bylaws. See “Proposal 1 — Election of Directors” for more information regarding the composition, criteria, and experience of our board.

Board Leadership Structure and Executive Session
Reflecting our commitment to principles of effective corporate governance, the board of directors appointed an independent member of the board to serve as Chair in 2020 following the retirement of Mr. James W. Ayers as our Executive Chair. As of January 1, 2021, Mr. McWhorter has served as Chair and Mr. Holmes has served as our President and CEO. Our board of directors believes it is appropriate to separate the positions of Chair and CEO because this leadership structure enhances our board’s ability to ensure that the appropriate level of independent oversight is applied to all management decisions. It also permits our President and CEO to focus on our operations.

Pursuant to the Company's Corporate Governance Guidelines, the Company’s non-management directors meet at regularly scheduled executive sessions in which management does not participate. Also, the independent directors will meet at least once a year in an executive session without management and directors who are otherwise not independent. All such sessions will normally occur following regularly scheduled board meetings. The Company's independent Chair will preside over such meetings.

Shareholder’s Agreement and Board Designation Rights
As of March 4, 2022, James W. Ayers owns approximately 22.4% of our common stock. In connection with our initial public offering, we entered into a shareholder’s agreement with Mr. Ayers, in his capacity as our then-sole shareholder. The shareholder’s agreement provides that our board of directors will consist of between five and 14 members (unless otherwise agreed by Mr. Ayers and the Company) and provides Mr. Ayers with director designation rights. Mr. Ayers’ director designation rights decrease as his percentage ownership of our common stock decreases, in each case rounded up to the nearest whole number of directors, and as set forth in the below table. Mr. Ayers currently has the right to designate up to 20% of our directors.

Ownership Percentage	Percentage of Directors Designated
More than 40% but less than or equal to 50%	40%

More than 30% but less than or equal to 40%	30%

More than 20% but less than or equal to 30%	20%

More than or equal to 5%, but less than or equal to 20%	10%
In addition, the shareholder’s agreement also provides that our CEO shall serve as a member of the board of directors. The shareholder’s agreement also currently provides Mr. Ayers with the right to designate at least one member of the Nominating and Corporate Governance Committee and one member of the Compensation Committee.

If at any time a designee of Mr. Ayers ceases to serve on our board, Mr. Ayers has the right to designate or nominate a successor to fill such vacancy, or, if he loses his right to designate or nominate any successor directors pursuant to the terms of the shareholder’s agreement, these positions will be filled in accordance with our charter and the bylaws. All other directorships will be filled in accordance with the charter and bylaws.

The shareholder’s agreement will terminate upon the earlier of Mr. Ayers’ death or permanent disability or when Mr. Ayers holds less than 5% of our outstanding shares of common stock. For 2022, Mr. Ayers has designated C. Wright Pinson, J. Jonathan Ayers, and Emily Reynolds as directors pursuant to the shareholder’s agreement.

Director Independence
Our Corporate Governance Guidelines require that a majority of the members of the board of directors satisfy the independence requirements of the NYSE and the SEC. Our board has evaluated the independence of its members based upon the rules of the NYSE and the SEC as well as our Corporate Governance Guidelines. Applying these standards, our board has affirmatively determined that, with the exception of J. Jonathan Ayers and Christopher T. Holmes, each of our director nominees are independent directors.
Director Refreshment
In order to maintain sound corporate governance practices, the Company recognizes the benefit of meaningful director refreshment. As a result, our Corporate Governance Guidelines provide that it is the policy of the board of directors that no non-management director should serve for more than 15 years as a director, except that: (a) where that policy would result in multiple retirements in any 12-month period, the board of directors may request that a director or directors who would otherwise be due to retire serve up to an additional 12 months; and (b) the board of directors may request that a director or directors who would otherwise be due to retire continue service if the board of directors deems such service to be in the best interests of the Company’s shareholders. During 2021, Orrin Ingram exceed the tenure limit set forth in our Corporate Governance Guidelines; however, given the addition of five new board members over the past two years, the Nominating and Corporate Governance Committee deemed it in the best interests of the Company to ask Mr. Ingram to continue his board service for an additional year in order to preserve the board’s institutional memory and to benefit from Mr. Ingram’s knowledge and experience as the longest-serving independent board member.

Board’s Role in Risk Management and Oversight
The board of directors has an active role, as a whole and at the committee level, in the Company’s risk oversight process. The board receives regular reports from members of senior management on areas of material risk to the Company, including strategic, reputational, credit, operational, interest rate, liquidity, price, compliance, cyber security/technology and third party risks. At the committee level, (i) the Risk Committee oversees all of the categories of risk, (ii) the Audit Committee focuses on the oversight of accounting and financial risks, (iii) the Compensation Committee oversees the management of risks relating to the Company’s executive compensation program as well as compensation matters involving all employees, and (iv) the Credit Risk Committee of FirstBank's board of directors has primary responsibility for overseeing credit risk. Additionally, the Chief Risk Officer and Director of Internal Audit monitor risks associated with the Company’s operational risks, and report to management while also retaining independent access to both our board of directors and FirstBank board of directors.

Although each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire board of directors is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate risks. In addition, appropriate committees of the board receive reports from senior management within the organization to enable the board to understand risk identification, risk management, and risk mitigation strategies. When a committee receives such a report, the chair of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board of directors meeting. This enables the board and its committees to coordinate the risk oversight role.
Cyber Security
The Company has implemented a comprehensive set of information security policies, standards, and related trainings that every employee is required to review, acknowledge, and/or complete in connection with the employee’s onboarding process at the time they are hired. Each employee is required to formally review and understand any changes to these policies and standards and complete additional training on at least an annual basis. These policies, standards, and trainings address, but are not limited to, the following topics: data privacy and security, password protection, internet use, computer equipment and software use, e-mail use, risks associated with social engineering, and best-practices and safety.
The Company’s information security practices and risks are reviewed annually by our internal audit team and our external auditors in connection with our annual audit process. Our Risk Committee is responsible for overseeing the Company’s information security risk and is updated by the Chief Information Security Officer and/or Chief Risk Officer on a quarterly basis or as necessary. Unless circumstances require otherwise, our board of directors is provided an information security update on an annual basis. The Company does adhere to and implement NIST (National Institute of Standards and Technology) guidelines and utilizes the ABA (American Bankers Association) cyber profile to annually evaluate our information security practices and risks. The results of those annual evaluations are provided to and monitored by the Federal Deposit Insurance Corporation. The Company also maintains coverage under a cyber security insurance policy. Levels of coverage are reviewed periodically to ensure alignment with the organizations risk appetite.
Pledging and Hedging
The Company's Insider Trading Policy prohibits members of the board of directors, officers, and certain designated employees who have access to material non-public information about the Company from entering into hedging or monetization transactions or similar arrangements with respect to Company securities. Pledging of company securities is not prohibited but discouraged, and pledged securities are not counted towards compliance with the Company’s stock ownership guidelines.

Meetings of the Board of Directors and Committees
Our board of directors meets at least quarterly. Our board held 8 meetings during 2021. During 2021, no director attended fewer than 75% of the aggregate total number of meetings of the board held during the period in which he or she was a director and of the total number of meetings held by all of the committees of the board on which he or she served. We expect, but do not require, our directors to attend our annual meetings of shareholders. At the time of our 2021 annual meeting of shareholders, we had 14 directors, nine of whom attended the 2021 annual meeting.

During 2021, our independent directors meet separately five times after regularly scheduled meetings of the board. Previously, the chair of the Audit Committee served as the chair of these meetings; however, beginning in 2021, Stuart C. McWhorter, the independent chair of the board, chaired these meetings.

The following table shows the membership of our board of directors and each committee in 2021 and as of the date of this proxy statement. As further discussed below in the footnotes to the table, certain committee changes will be effective as of the 2022 annual meeting.

Name	Audit Committee (2)	Compensation Committee	Directors’ Loan Committee (1)(4)	Nominating and Corporate Governance Committee	Risk Committee (3)	Trust Committee (1)
Jimmy E. Allen*				●		●
William F. Andrews*	Chair				●
J. Jonathan Ayers					●
William F. Carpenter III*	●			●
Agenia W. Clark*		●			Chair
James W. Cross IV*		●	●			Chair
James L. Exum*				Chair		●
Christopher T. Holmes			●
Orrin H. Ingram*	●	●
Raja J. Jubran*	●	●
Stuart C. McWhorter*			Chair
Emily J. Reynolds*		Chair		●
Melody J. Sullivan*	●				●

Number of Meetings in 2021	13	8	8	6	5	4

* Independent Director
(1) Committee of the board of directors of FirstBank.
(2) Effective as of the annual meeting, Mr. Ingram will serve as the chair of the Audit Committee and Mr. Carpenter will no longer serve on the Audit Committee.
(3) Effective as of the annual meeting, Mr. Andrews will no longer serve on the Risk Committee and Mr. Carpenter will be appointed to the Risk Committee.
(4) As of January of 2022, the Directors Loan Committee has been renamed the Credit Risk Committee.

Standing Committees of the Board
Our board of directors has established four standing committees in connection with the discharge of its responsibilities. These committees are currently the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Risk Committee. Additionally, the FirstBank board of directors has two standing committees: the Directors’ Loan Committee, recently renamed the Credit Risk Committee, and Trust Committee. Each committee of the board operates under a written charter. Our board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. As noted in the footnotes to the table above, in connection with the 2022 annual meeting, Mr. Andrews will be retiring. As a result, effective as of the annual meeting Mr. Ingram will serve as the chair of the Audit Committee and Mr. Carpenter will serve on the Risk Committee. The Nominating and Corporate Governance Committee will determine Mr. Pinson's committee appointments after the election of directors at the annual meeting.

Audit Committee Current Members Andrews (Chair)* Carpenter* Ingram* Jubran* Sullivan* Proposed Members Ingram (Chair)* Jubran* Sullivan* *Independent Director
The Audit Committee, among other things, assists the board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. The Audit Committee also oversees the performance of our internal audit function.

The board of directors has determined that Mr. Andrews, Mr. Carpenter, and Ms. Sullivan qualify as an “audit committee financial expert,” as such term is defined in the rules of the SEC, and that each of the members of the Audit Committee is independent under the applicable SEC and NYSE rules and have the ability to read and understand financial statements.

Meetings in 2021: 13

Compensation Committee Members: Reynolds (Chair)* Cross* Clark* Ingram* Jubran* *Independent Director
The Compensation Committee, among other things, determines the Company’s total compensation strategy designed to attract and retain leadership talent and motivate executive officers to improve their individual performance and the financial performance of the Company. Additionally, the Compensation Committee reviews and approves the Company's compensation policies and plans for its executive officers, administers the Company's equity-based plans, annually reviews and approves the compensation of the CEO and other executive officers, and reviews and assess risk arising from the Company's compensation policies and practices for its employees, including the Company's executive officers and director.

The board of directors has determined that each of the members of the Compensation Committee is independent under applicable SEC and NYSE rules.

Meetings in 2021: 8

Nominating and Corporate Governance Committee Members: Exum (Chair)* Allen* Carpenter* Reynolds* *Independent Director
The Nominating and Corporate Governance Committee, among other things, seeks, evaluates, and nominates candidates for members of the board of directors, as well as reviews and evaluates the Company’s corporate governance principles and policies.

The board of directors has determined that each member is independent under applicable SEC and NYSE rules.

Meetings in 2021: 6

Risk Committee Members: Clark*(Chair) Andrews* Ayers Sullivan* Proposed Members Clark (Chair)* Carpenter* Ayers Sullivan* *Independent Director
The Risk Committee oversees our risk management processes through the identification, assessment, and management of material risks facing the Company, including risks related to credit, liquidity, strategy, operations, compliance, reputation, and cybersecurity, among others. The committee's primary functions include oversight of monitoring and reviewing the Company's enterprise-wide risk management processes, strategies, policies and practices to identify emerging risks, evaluate the adequacy of the Company's risk management functions, and make recommendations to the board as the board seeks to effectively manage risks.

The Risk Committee's charter provides that the committee will consist of a majority of independent members of the board.

Meetings in 2021: 5

Bank Committees
FirstBank maintains two board committees: the Trust Committee and the Directors' Loan Committee (renamed the Credit Risk Committee in 2022). Mr. Jon Ayers, Mr. Cross, Mr. Exum, and Ms. Reynolds serve on the FirstBank Trust Committee, and Mr. Cross is the committee chair. The Directors' Loan Committee/Credit Risk Committee is comprised of Mr. Cross, Mr. Holmes, Mr. Jubran and Mr. McWhorter, who serves as the committee chair.

Meetings in 2021: Trust Committee: 4; Directors' Loan Committee/Credit Risk Committee: 9

Director Nomination Process
The Nominating and Corporate Governance Committee evaluates director candidates based upon criteria established by the committee and applies the same evaluation process to all director nominees regardless of whether the nominee is recommended by a shareholder or by the board. The criteria evaluated by the Nominating and Corporate Governance Committee are further discussed under "Proposal 1 — Election of Directors — Board Diversity, Tenure, Skills and Qualifications" in this proxy statement. Our board’s priority in selecting board members is the identification of persons who will further the interests of our shareholders through professional and personal experiences and expertise relevant to our business.

Shareholder Nominations to the Board of Directors
Our Corporate Governance Guidelines provide that our board of directors will consider shareholders recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the board will, nominate the recommended candidate. Director nominations by a shareholder or group of shareholders for consideration by our shareholders at any annual meeting of shareholders, or at a special meeting of our shareholders that includes on its agenda the election of one or more directors, may only be made pursuant to Article I, Section 10 of our bylaws or as otherwise provided by applicable law. Nominations pursuant to our bylaws are made by delivering to our Corporate Secretary, within the time frame described in our bylaws, all of the materials and information that our bylaws require for director nominations by shareholders. All notices of intent to make a nomination for election as a director shall be accompanied by the questionnaire, written representation, and agreement of each nominee to serve as a director, pursuant to Article I, Section 11 of our bylaws.
Shareholders wishing to recommend or nominate a director must provide a written notice to our Corporate Secretary that includes, among other information required to be provided by our bylaws, (a) the name, age, business address and residence address of the nominee(s), (b) the principal occupation or employment of the nominee(s), (c) the class or series and number of shares of common stock which are owned beneficially or of record by the nominee(s), (d) a description of all agreements, arrangements or understandings between or among the shareholder and the nominee in connection with the nomination of such person for election as director, and (e) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the shareholder and respective affiliates and associates and each proposed nominee, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in Article I, Section 10 of our bylaws and any nominee proposed by a shareholder not nominated in accordance with Article I, Section 10 shall not be considered or acted upon for election at such meeting. Shareholders’ notices for any proposals requested to be included in our proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including director nominations), must be made in accordance with that rule.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that is designed to ensure that our directors, executive officers, and employees meet the highest standards of ethical conduct. The Code of Business Conduct and Ethics requires that our directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interests. Our Code of Business Conduct and Ethics is available on our website at https:// investors.firstbankonline.com/ under “Corporate Governance.”
Corporate Governance Guidelines
We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our board has adopted Corporate Governance Guidelines which set forth the framework within which our board, assisted by its committees, direct the affairs of our Company.
In particular, our corporate governance guidelines govern certain activities, including:
■director qualification, independence, and selection, as well as shareholder recommendations for director candidates;
■director responsibilities and board committees;
■director meetings;
■management succession and review;
■director evaluations; and
■director access to management and independent advisors.

Corporate Responsibility

Read our Company’s mission statement and you discover the values that drive our vision of helping people build a better future. By always striving to give a little more today than yesterday, the future keeps looking better for our associates, shareholders, customers and the communities we serve.

Giving More to Community in 2021

■FirstBank Give More. Through paid volunteer time off, our associates logged in close to 2,000 hours that impacted over 140 local organizations through our FirstBank Give More initiative.

■FirstBank Forward and Borrower Benefit Program. In one-year we gave over $1 million in down payment assistance through our Borrower Benefit Program

■Community Partnerships. Throughout our footprint, we are proud sponsors of local athletics, music and the arts, including leading cultural events and community festivals. In 2021, we donated approximately $1.7 million to our local communities.

■Tennessee Bankers Association Financial Literacy Week. We continued our partnership with the Tennessee Bankers Association as a participant in Financial Literacy Week to help create a generation of financially knowledgeable, responsible and empowered youth.

■Rock The Street, Wall Street. We partnered with Rock The Street, Wall Street to help spark the interest of a diverse population of high school girls into pursuing careers in finance.

■Operation HOPE. FirstBank established HOPE Inside at two FirstBank centers in Nashville and Memphis. HOPE Inside provides coaching on credit and money management, homeownership preparedness, and small-business development programs, all offered at no cost.

■Disaster Relief. In 2021, when natural disaster struck several of our local communities, our associates volunteered their time and resources to serve thousands of meals, and they gathered and distributed hygiene kits, baby items, pet items and other needed supplies.

■Community Support. Branches served as collection points for food, school drives and as community locations for local blood drives.

■Affordable Home Ownership. We often host first-time homebuyers events and other educational opportunities to help our customers achieve the financial and lifestyle advantages of affordable homeownership.

■Commitment to the Arts, Education and History. In March of 2021, FirstBank became the first name-in-title sponsor of a new boutique amphitheater located in Thompson’s Station at the southern border of Franklin, Tennessee. The FirstBank Amphitheater, is nestled on a 138-acre site convenient to Nashville and the surrounding cities. We feel this venue will provide memorable experiences to the community for years to come. In 2021, the Knoxville Zoo opened the FirstBank ARC Center, a 12,000 square foot, state of the art reptile facility. We were also proud to announce our partnership with the African American Heritage Society to install a Juneteenth marker in Williamson County.

■Five-Star Recognition. We are proud to announce that in 2021, we again earned a coveted Five-Star Superior Rating from BauerFinancial, a bank rating service analyzing and reporting on the financial condition of the nation’s banking industry since 1983.

2021 Puts a Strong Focus on Diversity and Inclusions

We know that every associate brings a unique point of view, background, and fresh ideas to our organization. That’s why focusing on inclusion fuels our innovation, growth, success, and most importantly, helps all associates feel able to bring their best selves to work.

■In 2021, 20.5% of our externally hired associates were representative of ethnic minority groups, a 6% improvement since 2019.

■In 2021, we partnered with NAMMBA, an organization dedicated to the inclusion of minorities and women in the mortgage industry who are advocates for sustainable homeownership in local communities.

■We were recognized in 2021 by 50/50 Woman on Boards™ for having three or more women on our board of directors.

In 2021, we also implemented the First For All Diversity, Equity & Inclusion Program. The First For All program was created to foster a culture of inclusion at all levels of our organization.

An integral component of the First For All program is the 12-member Diversity First Council. Launched in 2021, the council focuses on educating our associates on inclusion encouraging them to see differences as opportunities to diversify our workforce and increase involvement in our diverse communities. This council will oversee our “All In” Employee Resource Groups, known as "ERG Communities." FirstBank ERG Communities provide a safe place where people who identify as belonging to a certain demographic group – or who consider themselves allies to that group – can speak openly with others who share similar perspectives to provide awareness and education to the FirstBank family. The initial three ERG Communities to be formed in 2022 are:

■Black Professionals. This community group advocates for representation, social awareness, and promoting opportunity for Black and African American associates.
■Women Professionals. This community group develops and mentors women at FirstBank and in the community.

■LGBTQIA+ Associates. This community group provides community and empowerment for LGBTQOA+ associates.

Our All In ERGs Communities will serve as networks for associates to share their unique perspectives – while advancing FirstBank’s diversity, equity and inclusion strategies and position in our local markets. Inclusive groups that collaborate across regions will enable associates to share ideas, grow professionally and connect with colleagues who have similar interests.

Investing in our People

As we have grown, so has our commitment to our greatest asset—our associates. We pride ourselves on our culture which cultivates the talents of our associates helping them give more and get more out of their jobs than they thought possible, which allows them to give more and give back to their families and the communities we serve.

What makes us a great place to bank also makes us an amazing place to work. In 2021, we were proud to receive the following recognitions and accomplish the following highlights.

■Voted one of Middle Tennessee’s Top Workplaces by the Tennessean for the seventh consecutive year and after winning the award four times we were inducted into the hall of fame.

■We were also named a Best Banks to Work For in America by American Banker again in 2021 for the second year in a row.

■As of December 31, 2021, the Company employed 1,953 associates with an average tenure of six years of service.

■We continued to grow our Talent Advantage program established in 2020 by launching Learning Advantage. These programs have been developed to give FirstBank associates opportunities to grow, develop and explore career opportunities that are interesting to them right within our own organization.

■We implemented more structured recruiting procedures and strengthened our internal application process, resulting in 18% of jobs filled with internal talent. At FirstBank we’re letting all our stakeholders know developing talent is one of the most important, and profitable, things we can do.

■We implemented an enhanced Paid Time Off Policy to allow associates more time off and more flexibility to use paid time away from work as well as adding a Personal Leave of Absence Plan.

■Through our FirstBank Give More program, we added paid volunteer hours to allow our associates to participate in activities supporting community organizations in their local areas.

■New ancillary benefits were offered to increase associate choice and plans were enhanced to raise coverage where possible, all while maintaining a near 75% employer contribution rate.

■We implemented a Flex Work Program to enhance associate productivity and work-life balance.

■We introduced a 36-page Brand Promise Book designed to educate and inspire our associates and new hires to become our greatest ambassadors in building our local banking model into one of the best in the country.

Environmental Sustainability

As a corporate citizen, we have implemented a number of practices which we believe are essential to running our Company’s business efficiently and to maintain the company’s integrity in the marketplace and our environment.

■Engaged in substantial innovation, including creating paper-free processes for loan applications, processing and closings.

■Enhanced our digital offerings, allowing customers to reduce travel and paper, including enhanced mobile deposit capabilities, online banking upgrades, online account opening process, and online remote loan origination capabilities.

Information Security Top Priority

The security of our customers’ information is a top priority.

■Employee’s spent a total 1,482 hours on information security training in 2021.

■Company conducts extensive internal and third party audit assessments on information security practices and risks.

2021 Corporate Governance Highlights

What We Do
■Independent Directors. 85% of our continuing directors, including our new director nominee, are independent under the NYSE standards for independence as well as our Director Independence Standards.	■Director Public Company Service. None of the Company’s directors serve on an excess number of outside boards.
■Independent Committees. Our Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors.	■Clawback Policy. Maintain a clawback policy that applies to both short and long-term incentive plans.

■Executive Sessions. Independent directors meet in executive session at least semiannually.	■Stock Ownership Guidelines. Directors and executive officers are subject to significant common stock ownership guidelines.
■CEO Public Company Service. Our CEO does not serve on any outside public company boards.	■Outside Advisors. Board and Committees may hire outside advisors independently of management.
■Board Diversity. Diverse board in terms of
qualifications, specific skills and experiences,
as well as gender and ethnicity with 31% of our continuing directors identifying with under-represented groups, including women, minorities, and other diverse ethnicities.
■Board Involvement and Attendance. All directors serving during 2021 attended at least 75% of the aggregate of all board and committee meetings in 2021.

What We Don’t Do
■Short Selling or Use of Derivatives. In
addition to the types of short selling
prohibited by the Exchange Act, our
Insider Trading Policy prohibits our directors
and executive officers from any short selling
or from trading derivative instruments
related to our securities.

■Margin Accounts Holding and Pledging of Our Common Stock. Our directors and executive officers are prohibited from
holding shares in margin accounts and may
only pledge shares of our common stock as
collateral for loans by demonstrating the
financial capacity to repay the loans without
resorting to the pledged stock.

■Multi-year Guaranteed Bonuses. Our NEOs are not eligible for multiyear guaranteed bonuses.	■No Poison Pill. We do not have a shareholder rights plan.

Communications with the Board
We have established procedures for shareholders or other interested parties to communicate directly with our board of directors or with a committee of the board of directors. Such parties may contact our board of directors, a committee, the independent or non-management directors as a group, or a specific director by sending written correspondence by mail to:
Board of Directors
c/o General Counsel and Corporate Secretary FB Financial Corporation
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

The General Counsel is responsible for reviewing all communications addressed to our board of directors, any committee, or any specific director to determine whether such communications require board, committee, or personal review, response, or action. Generally, the General Counsel will not forward to the board, any committee, or any specific director any communications relating to Company products and services, solicitations, or otherwise improper or irrelevant topics. If, however, the General Counsel determines that a communication relates to corporate governance or otherwise requires review, response, or action by the board of directors, any committee, or any specific director, then the General Counsel will promptly send a copy of such communication to each director serving on the board of directors, to the applicable committee, or to the applicable director.

Independent Compensation Consultant
To facilitate the fulfillment of its duties, the Compensation Committee has sole authority to retain outside advisors, including compensation consultants, to assist the Compensation Committee with executive compensation matters. The Compensation Committee has sole authority to approve the fees and retention terms of any such advisors or consultants. During 2021, the Compensation Committee engaged Pearl Meyer and Partners (“Pearl Meyer") and Frederic W. Cook & Co. (“FW Cook”) as its independent compensation consultants to review of the Company’s executive compensation program for the year. Pearl Meyer and FW Cook also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, and relevant legal and regulatory requirements. The Nominating and Corporate Governance Committee engaged FW Cook to provide advice and information on director compensation, including director pay components and prevailing market practices.

The Compensation Committee considered whether there were any conflicts of interest created by its engagement of Pearl Meyer and FW Cook to provide compensation consulting services. Its consideration focused on (i) the fact that Pearl Meyer and FW Cook do not provide any services to the Company other than compensation consulting services, (ii) the conflicts of interest policies and procedures of the Company and of Pearl Meyer and FW Cook, (iii) any relationships between Pearl Meyer and FW Cook and members of our board of directors, (iv) any FB Financial stock that is owned by Pearl Meyer and FW Cook and its employees, and (v) the lack of any relationships between Pearl Meyer and FW Cook and any of our executive officers. Based on this assessment, the Compensation Committee concluded that no conflicts of interest existed with respect to Pearl Meyer or FW Cook or their engagement by the Compensation Committee.

Certain Relationships and Related Transactions
Loans to Officers, Directors and Affiliates
We offer loans in the ordinary course of business to our insiders, including executive officers and directors, their affiliates, related interests, and immediate family members, and other employees. Applicable law and our written credit policies require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non-insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our normal lending guidelines, except that non-insider employees and other non-insiders may receive preferential interest rates and fees as an employee benefit. Loans to individual employees, directors, and executive officers must also comply with FirstBank’s statutory lending limits. All extensions of credit to related parties must be reviewed and approved by the bank’s board of directors, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.

We have made loans to directors and executive officers. All loans made to our directors, executive officers, and their affiliates (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us; and (ii) did not involve more than a normal risk of collectability or did not present other features unfavorable to the Company.

Related Person Transaction Policy
Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act, which govern certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors, and principal shareholders. We have adopted policies to comply with these regulatory requirements and restrictions.

We have adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and NYSE concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, 5% shareholders, the immediate family members of these persons, and any entity in which any of these persons is an executive officer, general partner, or has a 5% or greater interest. All potential related person transactions will be submitted to the Audit Committee for review. In determining whether to approve a related person transaction, the Audit Committee will consider all of the relevant and material facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is an executive officer, general partner, or 5% or more shareholder; the availability of other sources for comparable products or services; the terms of the transaction; and whether the terms are comparable to the terms available to unrelated third parties or to employees generally. After its review, the Audit Committee will only approve or ratify related person transactions that are (i) in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and (iii) approved or ratified by a majority of the disinterested members of the Audit Committee.

The following is a description of transactions during the fiscal year ended December 31, 2021 in which we have participated and in which one or more of our directors, executive officers, or their immediate family members or entities affiliated with them, had a direct or indirect material interest.

Shareholder’s Agreement and Registration Rights Agreement
In connection with our initial public offering (“IPO”) in 2016, we entered into the shareholder’s agreement with Mr. Jim Ayers. See “Corporate Governance - Shareholder’s Agreement and Board Designation Rights.” Additionally, we entered into a registration rights agreement with Mr. Ayers. This agreement provides Mr. Ayers with certain demand and piggyback registration rights in respect of any registrable shares of our common stock held by him, subject to various conditions and limitations as set forth in the agreement. Prior to our IPO, Mr. Ayers was our only shareholder. These transactions did not require review under our Related Person Transaction Policy as such policy was not effective until our IPO. However, all of these transactions were approved by our board of directors.

Other transactions
On January 9, 2020, we entered into an agreement with Focus Aviation Services (“Focus”), a company owned by Mr. Jim Ayers and Mr. Jon Ayers, pursuant to which we have the right to use, from time to time, an aircraft leased and operated by Focus. Focus bills us for our usage of the aircraft based on hours of use and certain operating costs. During the year ended December 31, 2021, we paid Focus approximately $32,320 under the aviation timesharing agreement.
FirstBank leases various office spaces from entities owned by Mr. Jon Ayers and Mr. Jim Ayers. The aggregate amount paid by the bank for these leases was approximately $496,824 for the year ended December 31, 2021.

Stock Ownership Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Copies of Section 16(a) reports can be accessed electronically under the “Stock and Filings” link on our website at https://investors.firstbankonline.com/.

To our knowledge, based solely on our review of the copies of such forms received by us and written representations from our directors and officers, we believe that all Section 16(a) filing requirements applicable to our officers, directors, and 10% beneficial owners have been complied with for the fiscal year ended December 31, 2021, with the following exceptions: On February 16, 2021, Mr. Holmes filed a Form 5 47 days after December 31, 2021, reporting a gift and two transfers which resulted in a change in beneficial ownership; On February 16, 2021,

Mr. Jim Ayers reported the exercise of 390 shares that occurred on January 31, 2021; On May 11, 2021, Mr. Rainwater filed an initial Form 3 12 calendar days after his appointment on April 29, 2021. Additionally, on March 16, 2022, Mr. Bowers and Mr. Edmondson filed Forms 4 reflecting the withholding of 110 and 219 shares, respectively, for tax purposes related to vestings on November 2, 2020.

Security Ownership of Management and Certain Beneficial Owners
The following table sets forth certain information with respect to the beneficial ownership of our shares of common stock as of March 25, 2022 for: (i) each of our named executive officers (ii) each of our directors and director nominees; (iii) all of our named executive officers and directors as a group; and (iv) each shareholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares of common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the securities. Beneficial ownership additionally includes equity awards that may vest within 60 days of March 25, 2022. Percentage of ownership is based on [•] shares of common stock issued and outstanding on March 25, 2022, plus, [•] restricted stock units that will vest within 60 days of such date. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our shares of common stock shown as beneficially owned by the beneficial owner.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
Jimmy E. Allen	[•]	[•]
William F. Andrews	[•]	[•]
J. Jonathan Ayers	[•]	[•]
J. Gregory Bowers	[•]	[•]
William F. Carpenter III	[•]	[•]
Agenia W. Clark	[•]	[•]
James W. Cross	[•]	[•]
Travis K. Edmondson	[•]	[•]
Wilburn J. Evans	[•]	[•]
James L. Exum	[•]	[•]
Christopher T. Holmes	[•]	[•]
Orrin H. Ingram	[•]	[•]
Raja J. Jubran	[•]	[•]
Stuart C. McWhorter	[•]	[•]
Michael M. Mettee	[•]	[•]
C. Wright Pinson	[•]	[•]
Emily J. Reynolds	[•]	[•]
Melody J. Sullivan	[•]	[•]

All directors and executive officers as a group (21 persons)	[•]	[•]

Shareholders owning more than 5%
James W. Ayers(2)	[•]	[•]
T. Rowe Price Associates, Inc.(3)	4,948,973	[•]
BlackRock, Inc.(4)	5,496,895	[•]
*Individual held less than 1% as of March 25, 2022.

(1)    Unless otherwise noted, the address for each shareholder listed in the table above is: c/o FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201.
(2)    The address for Mr. Ayers is c/o Ayers Asset Management, Inc., 211 Commerce Street, Suite 300, Nashville, Tennessee 37201.
(3)    Based solely on information provided in that certain Schedule 13G/A filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reports sole voting power with respect to 1,456,607 shares and sole dispositive power with respect to 4,948,973 shares. The address of T. Rowe Price Associates, Inc. is 100 Pratt Street, Baltimore, Maryland 21202.
(4)    Based solely on information provided in that certain Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc. BlackRock, Inc. reports sole voting power with respect to 5,431,560 shares and sole dispositive power with respect to 5,496,895 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

Executive Officers
The following table sets forth the names, ages and positions of our executive officers:

Name	Age	Position
J. Gregory Bowers	63	Chief Credit Officer
Travis K. Edmondson	42	Chief Banking Officer
Wilburn J. Evans	62	President, FirstBank Ventures
Christopher T. Holmes	58	President, Chief Executive Officer and Director
Aimee T. Hamilton	56	Chief Risk Officer
Michael M. Mettee	41	Chief Financial Officer
R. Wade Peery	58	Chief Administrative Officer
Beth W. Sims	47	General Counsel and Corporate Secretary
The following is certain biographical information for our executive officers. For Mr. Holmes, who also serve as director, please see “Proposal 1 — Election of Directors — Director Nominees” for his biographical information.
J. Gregory Bowers, Chief Credit Officer. Greg Bowers serves as an executive officer at the Company and has served as the Chief Credit Officer for FirstBank since 2007. Mr. Bowers’ experience includes 40 years in the banking industry in various capacities with both national and regional banks where he has held senior management positions in credit administration and policy, underwriting, special assets, and corporate and commercial real estate lending.
Travis K. Edmondson, Chief Banking Officer. Travis Edmondson serves as an executive officer at the Company and has served as the Chief Banking Officer of FirstBank since 2020. Previously, he served as the East Tennessee Regional President of FirstBank from 2018 to 2020, overseeing the operations of financial centers, commercial real estate, and private banking for the East Tennessee region. Mr. Edmondson began his career at Clayton Bank and Trust in 2006 where he was named Chief Executive Officer in 2013. He joined FirstBank in 2017 following FirstBank’s acquisition of Clayton Bank.
Wilburn (Wib) J. Evans, President of FirstBank Ventures. Wib Evans serves as an executive officer of the Company and has served as President of FirstBank Ventures since 2010. He has spent the majority of his career with FirstBank, helping it grow into the third largest bank headquartered in Tennessee. Mr. Evans joined FirstBank in 1987 as Chief Financial Officer before serving as Executive Vice President of FirstBank from 1996 to 2002 and as Chief Operating Officer from 2002 to 2010. As President of FirstBank Ventures, Mr. Evans has the overall responsibility for FirstBank’s mortgage banking segment and our specialty lending, brokerage, and insurance businesses. In addition to his extensive banking experience, Mr. Evans brings three years of public accounting experience.
Aimee T. Hamilton, Chief Risk Officer. Aimee Hamilton serves as an executive officer at the Company and has served as the Chief Risk Officer for FirstBank since November 2021, overseeing the consumer and BSA compliance, information and physical security, loan review and risk management departments. Prior to joining FirstBank, Ms. Hamilton was the Executive Vice President and Chief Risk Officer at Cadence Bank, N.A. from 2020 to 2021, the Deputy Chief Risk Officer in 2020 and Enterprise Risk Management Executive from 2015 to 2020. She maintained oversight for Credit Review, BSA AML Compliance, Consumer Compliance, Operational Risk, Security and ERM Operations and was the bank's primary liaison with federal banking regulators.
Michael M. Mettee, Chief Financial Officer. Michael Mettee serves as an executive officer at the Company and has served as the Chief Financial Officer since 2020. He provides accounting, capital markets, treasury, investment portfolio, finance, planning and analysis support to the Company’s President and CEO, regional presidents, market presidents and community bank presidents. He joined FirstBank in 2012 as the Director of Capital Markets and managed the interest rate risk for FirstBank. He subsequently was CFO of Banking, a position he held before being promoted to Chief Financial Officer of the Company. Prior to joining FirstBank, Mr. Mettee managed the budget and forecasting process, pricing for asset and liability products, financial reporting and provided strategic direction for the retail bank at BBVA Compass.
R. Wade Peery, Chief Administrative Officer. Wade Peery serves as an executive officer at the Company and has served as the Chief Administrative Officer since 2018, overseeing the operations, information technology, human resources, marketing, and facilities divisions for FirstBank. He joined FirstBank in 2012 as Director of Treasury Management before being promoted to Director of Operations and Technology in 2014, a position he held until being promoted to Chief Administrative Officer. Mr. Peery has extensive experience managing a variety of geographic branch groups and business lines across Middle Tennessee.
Beth W. Sims, General Counsel and Corporate Secretary. Beth Sims serves as an executive officer at the Company and has served as the General Counsel and Corporate Secretary for the Company and FirstBank since 2019. She is responsible for the Company's legal functions, advising senior management on legal and regulatory matters, serving as a liaison with outside counsel, and providing counsel on corporate governance matters to the boards of directors. Prior to joining FirstBank, Ms. Sims was a partner at Butler Snow and head of the law firm’s securities team, where she focused on securities laws, banking, and mergers and acquisitions.

Compensation Discussion and Analysis
As of December 31, 2021 the Company is no longer considered an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As such, we are no longer eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These exemptions included, but were not limited to, reduced disclosure obligations regarding executive compensation in our proxy statement, including the requirement to include a Compensation Discussion and Analysis. As a result, this Compensation Discussion and Analysis (this "CD&A") describes and explains the material elements of 2021 compensation for our CEO, our CFO, and our other highest compensated executive officers. Detailed information regarding the compensation of these executive officers, also called "NEOs,” is set forth in the tables following this CD&A. We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of our board arrived at specific compensation policies and decisions involving the NEOs.

For 2021, our NEOs are:

Name	Position
Christopher T. Holmes	President, Chief Executive Officer, and Director
Michael M. Mettee	Chief Financial Officer
J. Gregory Bowers	Chief Credit Officer
Travis K. Edmondson	Chief Banking Officer
Wilburn J. Evans	President, FirstBank Ventures

You should read this section of the proxy statement when determining your vote on the compensation of our NEOs (see "Proposal 2 — Non-Binding, Advisory Vote Regarding the Compensation of the Named Executive Officers). This CD&A contains information that is important to your voting decision.

Compensation Best Practices

What We Do	What We Don't Do
■Double-trigger for acceleration of vesting in connection with a change-in-control.
■Our directors and executive officers are prohibited from holding shares in margin accounts and may only pledge shares of our common stock as collateral for loans by demonstrating the financial capacity to repay the loans without resorting to the pledged stock.

■Dividends on unvested restricted stock and performance-based awards are paid only upon vesting.	■Our NEOs are not eligible for multi-year guaranteed bonuses.
■Cash and equity performance-based awards include “circuit breakers,” where no bonuses are awarded if performance fails to reach certain targets.
■While performance-based equity awards accrue dividend equivalents during the three-year performance period, we do not pay dividends or dividend equivalents on any equity awards until the awards have become vested.

■All incentive compensation arrangements are subject to clawback provisions.	■Allow for the repricing of any stock options.
■Executive officers are subject to stock ownership guidelines.	■Include tax gross-ups in our compensation plans.
■Regularly obtain guidance from an independent compensation consultant as to the amount and design of compensation.	■Allow for excessive perquisites.

Compensation Philosophy and Objectives
The compensation program adopted by the Compensation Committee is designed to achieve a balance between rewarding Company executive officers and associates for superior performance while delivering a compelling return on investment for our shareholders. The Compensation Committee seeks to attract, retain and motivate the Company's employees by aligning competitive, market-based compensation programs with the Company's objectives, business strategy and financial performance. At the same time, the Compensation Committee seeks to create an “owners” perspective throughout the Company, but especially among our NEOs and senior management, through the use of equity-based compensation. As a result, our compensation program tends to feature a heavier emphasis on equity-based compensation than our peer institutions. We also use stock ownership requirements among our executive management team to achieve this objective.

Our Compensation Committee regularly reviews our executive compensation program to ensure it achieves the desired goals of linking the compensation paid to our executive officers with our shareholders' interest. Under this program, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, performance measures, and the realization of increased shareholder value.

We believe our executive compensation program's mix of base salary, short-term and long-term incentive compensation, and benefits, including perquisites, as described below, is properly aligned with our compensation objectives.

Compensation Decision-Making
Three parties play an important role in establishing compensation levels for the Company's executive officers: (i) the Compensation Committee, (ii) senior management, and (iii) outside advisors. The sections that follow describe the role each of these parties plays in the compensation-setting process, as well as other important factors that impact compensation decisions.

Role of the Compensation Committee

Our Compensation Committee, which is comprised of independent directors, provides oversight of the Company’s executive compensation. The Compensation Committee has the responsibility to:

■Review and approve the composition of the peer group companies used to assess the Company's pay practices, target pay opportunities, and establish performance goals and objectives;

■Annually review executive compensation plan design and target structure, including reviewing the risk associated with these plans and setting targets for incentives using management's internal business plan, industry and market conditions and other factors;

■Review the performance and determine the compensation of the CEO and other executive officers;

■Determine the amount of, and approve, each element of total compensation paid to the NEOs, and determine the general elements of total compensation for other senior officers; and

■Review all components of compensation (both target and actual) for the CEO and the other NEOs, including base salary, annual cash incentives, and long-term incentives.

In determining the amount of NEO compensation each year, the Compensation Committee reviews competitive market data representing broader banking industry trends, as well as peer group data. It makes specific compensation decisions and awards based on such information, along with Company compensation philosophy, performance, individual performance and other circumstances as appropriate.

Role of Senior Management in Compensation Decisions for NEOs

Throughout the year, the Compensation Committee meets with the CEO and other executive officers to solicit and obtain recommendations with respect to the Company's compensation programs and practices. The CEO makes recommendations to the Compensation Committee as to the appropriate base salaries, annual cash incentive opportunities, and equity awards for the executive officers other than himself.

In approving compensation for 2021, the Compensation Committee considered the CEO’s recommendations for the executive officers. The Compensation Committee, in consultation with its compensation consultant and the chair of the board, made its own determinations regarding the compensation for the CEO, which were then ratified and approved by the board.

Role of the Compensation Consultant

To assist in its efforts to meet the objectives outlined above in 2021, the Compensation Committee retained Pearl Meyer and FW Cook to provide general executive compensation consulting services to the Compensation Committee and to advise and counsel management. Pursuant to the Compensation Committee's charter, the Compensation Committee has the power to retain or terminate such consultant and engage other advisors. A representative of Pearl Meyer regularly participated in meetings of the Compensation Committee through February 25, 2021, including executive sessions without management present. A representative of FW Cook regularly participated in meetings of the Compensation Committee from July 16, 2021 to October 27, 2021 including executive sessions without management present.

While directly reporting to the Compensation Committee, our compensation consultants typically collaborate with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Compensation Committee. The consultant provides data regarding market practices, and works with management to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier. In accordance with SEC rules and NYSE listing standards, the Compensation Committee took appropriate actions to confirm the independence of our compensation consultants. For more information regarding our compensation consultant engagement for 2021, see “— Independent Compensation Consultant” included in this CD&A.

Market Competitiveness
From time to time, our Compensation Committee considers the compensation practices of a group of similarly-sized publicly-traded financial services/banking organizations designated as the Company's peer group in establishing and reviewing the Company's performance, the structure of the Company's compensation program, and the actual compensation of our executive officers. Companies have historically been included in the Company's peer group based on their relevance in terms of asset size, revenue, loan mix, business model, products, services, talent, and geographic location as compared to that of the Company. The Compensation Committee reviews and approves the peer group annually with input from our independent compensation consultant and management.

In 2021, the Compensation Committee worked with our compensation consultants to determine the peer group, referred to in this CD&A as the 2021 Peer Group. The 2021 Peer Group consisted of 20 publicly-traded banks and/or bank holding companies within the same industry, based in the United States and having the same GICS classification as the Company, with median assets of $11.4 billion as of year-end 2020. The 2021 Peer Group consisted of the following institutions:

Name of Institution and Ticker Symbol
1st Source Corporation (SRCE)	Origin Bancorp, Inc. (OBNK)
Ameris Bancorp (ABCB)	Renasant Corporation (RNST)
Cadence Bancorporation (CADE)	Seacoast Banking Corp of FL (SBCF)
City Holding Company (CHCO)	ServisFirst Bancshares, Inc. (SFBS)
First Bancorp (FBNC)	Simmons First National Corp. (SFNC)
First Bancshares, Inc. (FBMS)	Southside Bancshares, Inc. (SBSI)
First Busey Corporation (BUSE)	Trustmark Corporation (TRMK)
First Financial Bancorp. (FFBC)	United Community Banks, Inc. (UCBI)
First Financial Bankshares, Inc. (FFIN)	Veritex Holdings, Inc. (VBTX)
First Merchants Corporation (FRME)

Our Compensation Committee uses peer information as a reference point when evaluating the elements and amounts of the compensation paid to our CEO and our other executive officers. The Compensation Committee does not establish the compensation of our executive officers using direct comparisons to our peer group, but instead uses peer group data as a competitive market check on executive officer compensation. Peer group data is one of several factors used by the Compensation Committee when setting the compensation of our CEO and other executive officers.

Elements and Mix of Compensation
Our principal measures of success in achieving our business objectives are earnings per share and adjusted return on average tangible common equity. The performance-based elements of our executive compensation program are designed to reward our executive officers based on our overall performance in achieving defined performance goals relative to these measures. Through our executive compensation program, we seek to provide:

■Compensation that differentiates pay on the basis of performance;

■Incentive compensation opportunities that will motivate executive officers to achieve both our short-term and long-term business objectives and that will provide compensation commensurate with our performance achievements, while also maintaining a customer-focused culture in which employees are not incentivized to take inappropriate risks;

■Total compensation that is competitive with that of comparable financial institutions within the context of our performance; and

■Protection of shareholder interests and alignment by requiring achievement of successful results as a condition to earning above-average compensation.

Our executive compensation program for 2021 consisted of the following primary elements:

Base salary
Base salary is intended to provide a foundational element of compensation that is relatively secure and that reflects the skills and experience that an executive brings to us. The Company utilizes median base salary levels (fixed compensation) to be able to support meaningful short-term and long-term reward levels (variable compensation) that are based on exceeding results as compared to peers.

Short-Term Annual Cash Incentive Compensation
Annual cash incentive compensation awards are based on adjusted earnings per share (defined and discussed below). This compensation strategy advances our strategic initiatives of superior financial performance, growth in our customer base and operational excellence by growing our net interest and noninterest revenues while managing the associated expenses.

Long-Term Equity Incentive Compensation
Long-term equity incentive compensation aligns executives’ compensation with our performance, including a mix of restricted stock units awards, which vest based on the executive’s continued employment with the company over time (“RSU”), and performance stock units, which are performance-based awards, which vest after three years, with the final payout level of the award based on the Company’s adjusted return on tangible common equity over the three-year period, measured relative to certain peer banks, as described in more detail below, during the same time period ("PSU"). These awards are granted pursuant to a shareholder-approved plan, the 2016 Long-Term Equity Incentive Plan (the “2016 Incentive Plan”).

Employee Benefits	Employee benefits are intended to provide reasonable levels of security with respect to employment, retirement, medical, death and disability protection and paid time off.

Limited Perquisites
Certain limited perquisites are used to supplement the other elements of compensation, facilitating the attraction, motivation and retention of executive officers of the caliber we believe necessary to remain competitive, though we do not consider these a material component of executive officer compensation.

The Compensation Committee takes a holistic approach to establishing the total compensation package for its executives and each element of compensation is interdependent on the other elements. Applying the Company's core values and drawing upon the principles and philosophy discussed above, the Compensation Committee utilizes these elements of compensation as building blocks to construct a complete compensation package for each executive that appropriately satisfies the core design criteria of pay-for-performance, alignment with shareholder interests, market competitiveness, proper governance and compliance with all legal and regulatory guidelines.

The mix and relative weighting of each compensation element reflect the competitive market and the Company's compensation philosophy. The mix of pay may be adjusted from time to time to best support our immediate or longer-term objectives, changes in executive responsibility, and internal consistency.

Target compensation for each named executive officer is a mix of short-term (cash) and long-term (stock) incentives. A substantial portion of this mix is at risk and varies based on the performance of the Company, including the creation of long-term shareholder value. The emphasis on compensation elements related to performance is specifically intended to affect the actual level of compensation realized versus target. If the Company performs well (based on both internal objectives and peer group comparisons), award levels are intended to be strong. If the Company underperforms, award levels and values will be negatively impacted.

The mix of compensation awarded in 2021 to our NEOs reflects our compensation philosophy. As noted above, a substantial portion of our executives' compensation is at risk and tied to performance goals that align with the Company's strategy and shareholder experience.

Target Pay Mix

The following charts present the mix of compensation elements that make up the total realized compensation for our CEO and our other NEOs for 2021. The charts also present the break-down of compensation we consider performance-based compensation, and, as a result, compensation that is at risk, rather than compensation that is fixed in nature.

CEO Target Pay Mix

Base Salary
26%
Long-Term
Equity
Incentives
46%
Annual Cash
Incentives
28%
Pay at Risk

Other NEO Target Pay Mix

Long-Term Equity Incentives
22%
Base Salary
38%
Annual Cash Incentives
40%
Pay at Risk

Base Salary

The Compensation Committee views base salary as one element of overall compensation that is designed to reward competence in the executive role and not a principal means to provide incentive to our executive officers. Base salary is intended to provide a foundation element of compensation that is relatively secure and that reflects the skills and experience that an executive brings to us.

Base salaries are reviewed annually and adjusted as appropriate to reflect each NEO's performance, contribution, and experience. Base salary levels are a foundational component of compensation since several elements of compensation are linked to this core element (e.g., cash and stock incentives). However, to support the Company’s pay-for-performance philosophy, base salary typically remains a smaller percentage of overall compensation for the majority of our NEOs as compared to peers.

The Compensation Committee sets base salaries for NEOs by utilizing market data based on peer companies and published survey data. The Compensation Committee also considers each executive's role, contribution, performance and experience and the Company’s pay-for-performance compensation philosophy. The Compensation Committee reviews base salaries annually but may engage in additional reviews as necessary to address competitive increases or to reflect increases in a particular named executive officer's responsibilities.

The table below provides the base salary decisions made by the Compensation Committee in 2020 and 2021:

Named Executive Officer (1)	2020 Base Salary ($)	Percentage Increase	2021 Base Salary ($)
Christopher T. Holmes (2)	545,700	33%	725,000
Michael M. Mettee	230,000	63%	375,000
J. Gregory Bowers (3)	234,600	32%	310,000
Travis K. Edmondson	250,000	30%	325,000
Wilburn J. Evans	260,000	—%	260,000
(1) Unless otherwise indicated in a footnote to this table, the NEO's base salary was increased in connection with the Compensation Committee's annual review in the ordinary course.

(2) On July 31, 2021, Mr. Holmes entered into an employment agreement with the Company and FirstBank, which replaces and supersedes his prior employment agreement dated August 19, 2016. As a result, as of August 2021, Mr. Holmes base salary increased from $545,700 to $725,000.

(3) On February 19, 2021, Mr. Bowers entered into an employment agreement with the Company and FirstBank. As a result, as of March 2021, Mr. Bowers base salary increased from $234,600 to $310,000.

Annual Cash Incentive Compensation

Annual cash incentive compensation is a short-term incentive that serves as a key mechanism to vary pay levels according to Company-wide short-term performance, linking executive financial rewards to the value delivered to our shareholders. Such incentives are earned and paid annually, but only after established target corporate performance levels are achieved. To underscore the importance of creating value for our shareholders, payouts for the Company's executive officers under the short-term incentive plan ("STIP") are based on corporate, rather than individual, performance. This approach also emphasizes that collective individual performances will result in improved business performance and favorably impact shareholder value.

For 2021, the incentive is earned based on achieving the Company’s annual adjusted earnings per common share ("Adjusted EPS"). Adjusted EPS is the amount of income earned per diluted common share, adjusted for unusual gains/losses and other expenses as provided in the reconciliation table below. While awards under the STIP are based on corporate performance, they still remain subject to Compensation Committee and management discretion based on relevant facts and circumstances.

2021 Target Compensation. Generally, the Compensation Committee establishes target compensation levels for our executives under the STIP at the beginning of each fiscal year, taking into consideration such factors as the compensation philosophy, corporate budget, program objectives, relevant market data, individual performance and the scope and responsibility of each individual. In general, target short-term incentive opportunities are targeted at or above market median levels, with executives having the opportunity to earn higher payouts if warranted based on the overall performance of the Company.

In 2021, the Compensation Committee engaged in a review of the executive team's STIP target levels and made certain adjustments in order to ensure that 2021 target compensation provided reasonable target pay opportunities in relation to pay offered for comparable positions by financial services companies included in our 2021 Peer Group.

Target award opportunities are expressed as a percentage of actual base salary paid for the performance year for all participants. Actual awards may range from 0% to a maximum of 150% of the target award opportunity. The NEOs target levels were as follows for the 2021 plan year:

Adjusted EPS Target for FY 2021	Cash Bonus Payout Factor
$4.17	150%
$3.74	100%
$3.14	25%
<$3.14	0

2021 Annual Cash Incentive Compensation Payouts

For 2021, the Compensation Committee established individual cash incentive award targets for the NEOs as provided in the table below, with the ultimate payout based solely on the Company’s achievement of Adjusted EPS as discussed above. Based upon the Company's performance of Adjusted EPS of $3.78*, the Compensation Committee approved the following STIP payouts to the Company's NEOs for 2021:

	Individual Targets ($)	2021 Cash STIP Payout ($) (1)(2)	2021 Cash STIP Payout as a Percentage of Individual Target
Christopher T. Holmes	725,000	761,000	105%
Michael M. Mettee	250,000	263,000	105%
J. Gregory Bowers	190,000	200,000	105%
Travis K. Edmondson	250,000	263,000	105%
Wilburn J. Evans	420,000	620,000	148%
(1) Except as footnoted below, this column reflects payouts that were earned and awarded under the Company’s 2016 Incentive Plan for 2021 service but that were paid in March of 2022.

(2) During 2021, Mr. Evans was eligible to participate in the mortgage bonus pool, which is described in more detail below under the heading "Executive Benefits and Perquisites — Mortgage Bonus Program." For 2021, Mr. Evans' cash STIP payout of $620,000 was paid through the mortgage bonus pool.

*Reconciliation of non-GAAP metric:

Adjusted net income	2021
Income before income taxes	$243,051,000
Plus offering expenses	605,000
Less other non-operating items(1)	11,032,000
Adjusted pre-tax net income	232,624,000
Adjusted income tax expense(2)	51,553,000
Adjusted net income	$181,071,000
Weighted average common shares outstanding - fully diluted	47,955,880
Adjusted diluted earnings per share*
Diluted earnings per common share	$3.97
Plus offering expenses	0.01
Less other non-operating items	0.22
Less tax effect	(0.02)
Adjusted diluted earnings per share	$3.78
(1) Includes a $11,172,000 gain from change in fair value on commercial loans held for sale acquired from Franklin, a loss on swap cancellation of $1,510,000, a $2,005,000 gain on other real estate owned, a $787,000 gain from lease terminations and $1,422,000 related to certain charitable contributions.

(2) Includes a $1,678,000 tax benefit related to a change in the value of a net operating loss tax asset related to the Franklin Merger.

Long-Term Equity Incentive Compensation

Long-term incentive compensation is another important part of our executive compensation program and provides equity-based awards to reward performance in executive roles and more closely align the interests of our executives with those of our shareholders. Our long-term equity incentive compensation includes grants of both time and performance-based equity awards. Under the 2016 Incentive Plan, the Compensation Committee is permitted to grant awards of stock options, stock appreciation rights, restricted shares, restricted stock units, performance awards (payable in cash and/or stock), and other equity or cash-based awards.

The Compensation Committee’s approach has been to provide annual awards under the 2016 Incentive Plan to our executives and other employees through grants of RSUs and PSUs. The time-based RSUs generally vest over a three-year period based on the executive’s continued employment with the Company over time, while at least 50% of the awards are performance-based PSU awards that are based on a variable, equity element that provides an emphasis on long-term performance goals, by relying on the Company’s average return on tangible common equity, as further defined and discussed below, over a rolling three year period. We believe the level of long-term equity incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position. As a result, the Compensation Committee considers long-term incentive compensation for executive officers at comparable financial institutions within the context of the competitive market data.

In 2021, equity-based awards were granted to executive officers, including the NEOs, and other key employees in order to attract, motivate and retain key employees and enable those persons to participate in our long-term success. Under this component of compensation, we granted both RSU and PSU awards to certain officers in 2021. In determining the total number of equity-based awards to be granted to recipients in 2021, the Compensation Committee considered a combination of the following:

■Market competitive data;

■Scope of responsibility of each officer;

■Degree to which the business unit(s) influenced by each officer contributed to our profits;

■Degree to which asset quality and other risk decisions were influenced by each officer's direction;

■Number of awards currently held by each officer; and

■Long-term management potential of each officer.

RSU Awards

The RSU awards granted under the Company's 2016 Incentive Plan are time-based awards that vest based on the executive’s continued employment with the Company over time. The shares of common stock underlying the RSUs are not issued until the award becomes vested. Our RSUs generally vest in three approximately equal installments over a three-year period beginning on the first anniversary of the grant date. The holder is not entitled to exercise voting rights on the shares until the award is vested and does not receive dividends until the award vests.

As noted above, the Compensation Committee believes that RSUs are an important component of our long-term equity incentive plan as they support the Company's goals to attract, motivate, and retain key employees, while also aligning employee and shareholder outcomes.

PSU Awards

In 2020, the Company started issuing PSU awards under the 2016 Incentive Plan. The PSU awards vest after three years, with the final payout level of the award based on the Company’s core return on average tangible common equity, which is calculated by dividing the Company's core net income (on a fully diluted basis) by the Company's average tangible common equity ("Core ROATCE") over the three-year period, measured relative to a performance comparator group, as discussed below, during the same time period as follows:

Target Core ROATCE	PSU Multiple
>75th Percentile	200%
>50th Percentile	100%
>25th Percentile	25%
Below 25th Percentile	0

The performance comparator group for PSU awards includes all public Southeastern banks, ranging in size from $2.5 to $50 billion in assets, that are existing on the last day of the performance period and are approved by the Compensation Committee on the determination date for the awards.

In January of 2022, the Compensation Committee adjusted the description of the calculation of Core ROATCE included in the form of PSU award agreements filed with the Company's Form 10-K for the year ended December 31, 2021. This adjustment accounts for the initial provision for credit losses recorded in connection with an acquisition in accordance with the current expected credit losses "CECL" methodology, known as the "CECL double-count". As a result, for purposes of outstanding PSU awards, Core ROATCE is calculated by dividing the Company’s adjusted net income by the Company’s average tangible common equity, and any provision expense related to the establishment of allowance for credit losses on a portfolio of acquired loans and leases shall be added back to net income, both for the Company and, to the extent possible based on public filings, for companies within the performance comparator group during the three-year performance period (the "ROATCE Amendment").

For PSU awards currently outstanding, the ROATCE Amendment will not result in a modification to the fair value of the outstanding award or how we have accrued for those awards.

2021 Long-Term Equity Incentive Grants

The following table presents all shares granted in 2021 pursuant to the 2016 Incentive Plan:

	Grant Date	Grant Date Fair Value ($)(1)	Total Number of Shares Granted	Shares of PSUs Granted	Shares of RSUs Granted
Christopher T. Holmes	February 25, 2021	1,250,078	28,937	17,362	11,575
Michael M. Mettee	February 25, 2021	250,042	5,788	2,894	2,894
J. Gregory Bowers	February 25, 2021	725,026	16,783	2,431	14,352	(2)
Travis K. Edmondson	February 25, 2021	255,053	5,904	2,431	3,473
Wilburn J. Evans	February 25, 2021	50,026	1,158	—	1,158
(1) Based on a closing stock price of $43.20 per share as of February 25, 2021.

(2) Includes 12,500 RSUs granted to Mr. Bowers in connection with the entry into his employment agreement in February of 2021.

Executive Benefits and Perquisites

In addition to the three key elements noted above, the Company provides its executives with certain other benefits and perquisites, as follows:

Employment, Severance and Change in Control Agreements. The Company has entered into employment agreements with each of its NEOs, which provide for severance and change in control payments in certain scenarios. The purpose of these agreements is to secure the continued service and dedication of the executives and to provide for certainty and fairness in the event an executive's employment is terminated without cause or in the event of an actual change in control of the Company. The Company believes the agreements are important in the Company's ability to attract and retain executives, particularly in the event the Company is engaged in a transaction which could constitute a change in control.

The employment agreements, as amended, and any resulting payments thereunder as a result of termination or change in control, are described in more detail under "Executive Compensation Tables — Employment Agreements and Potential Post-Employment Payments" in this proxy statement.

Other Benefits. The NEOs and other executive officers and personnel receive life, health, dental and long-term disability insurance coverage in amounts we believe to be competitive with comparable financial institutions and a 401(k) plan with a discretionary performance-based contribution by the Company. Benefits under these plans are made available to all employees of the Company on terms comparable to those provided to the NEOs. We also provide certain NEOs with automobile allowances and other common perquisites. We believe these perquisites provide executives with benefits similar to those they would receive at comparable financial institutions and are necessary for the Company to remain competitive in the marketplace. The Compensation Committee periodically reviews the personal benefits provided to the executive officers. These benefits and perquisites for the NEOs are described in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2021 under the “Executive Compensation Tables” section in this proxy statement.

Mortgage Bonus Plan. Mr. Evans is eligible to participate in a bonus pool established for select management providing services to FB Ventures (the “mortgage bonus pool”). As a member of the FB Ventures senior management team, Mr. Mettee was eligible to participate in the mortgage bonus pool during 2020; however, following his appointment as the Company’s permanent CFO in November 2020, in 2021 and future years, Mr. Mettee no longer participates in the mortgage bonus pool but will instead participate in the Company’s STIP discussed under "—Elements and Mix of Compensation" above.

The mortgage bonus pool is a function of profit generated by FirstBank's mortgage division. If the mortgage division achieves budgeted profit for a given year, the bonus pool will be funded with 10% of the division's profit. The percentage of profit that funds the mortgage bonus pool will be increased or decreased in 10% increments if the Bank exceeds or falls below target performance, respectively, with a maximum of 12% of profits. Mr. Evans’ annual bonus is equal to approximately 25% to 30% of the mortgage bonus pool, depending on the number of employees eligible to participate for the applicable year. The Compensation Committee maintains discretion to make qualitative adjustments to the bonus pool recommended by the CEO. The mortgage bonus pool was approximately 6.54% and 9.7% of the mortgage division's annual profits for 2021 and 2020, respectively.

Employee Stock Purchase Plan. In connection with our IPO, our board of directors and our then-sole shareholder Mr. Ayers approved the FB Financial Corporation 2016 Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to qualify under Section 423 of the Code. As of December 31, 2021, a total of 2,341,696 shares of our common stock are available for sale under the ESPP. The purchase price applicable for 2021 under the ESPP was 5% of the lower of the price on the first or last day of each offering period. The maximum number of shares issuable during any offering period is 200,000 shares and a participant may not purchase more than 725 shares during any offering period (and, in any event, no more than $25,000 worth of common stock in any calendar year).

Say-on-Pay Advisory Vote and Shareholder Outreach
As a result of the Company’s transition from emerging growth company status, 2021 is the first year the shareholders of the Company will be asked to vote to approve the compensation of our NEOs. As a result, the Company had not yet needed to undertake extensive shareholder outreach but always welcomes meaningful engagement from our shareholders and looks forward to hearing from them at the 2022 annual meeting.

Policies, Guidelines and Other Practices
Evaluation for Excessive Risk in Compensation Programs

The following outlines the method by which the Company reviews and evaluates compensation programs, policies and procedures to prevent unnecessary and excessive risks that could threaten the value of the Company:

■The Compensation Committee discusses annually the governance structure and management practices to effectively monitor and manage risks in compensation programs, policies and procedures;

■To further mitigate risk, the Compensation Committee has responsibility for the design and evaluation of all executive compensation programs, including broad-based Short-Term and Long-Term Incentive Plans; and

■The Compensation Committee has responsibility to review and ratify the Company's non-executive incentive compensation plans. The Compensation Committee's review of incentive compensation plans is supported by management processes aligned with the Guidance on Sound Incentive Compensation Policies adopted by banking regulators in 2010. Incorporated into the management processes is a review, including a risk evaluation, of the components of the Company's incentive plans by human resources, finance, and risk management personnel.

In light of the above reviews, the Company and the Compensation Committee have not identified any risks arising from the Company's compensation programs, policies, and practices for the Company's NEOs, or in general our associates, that are reasonably likely to have a material adverse effect on the Company. It is both the Compensation Committee's and management's intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Clawbacks

We have adopted a Compensation Recovery Policy. Under this policy, all agreements with or awards to an executive officer that provide for incentive compensation must include a delegation of authority to the Compensation Committee to recover incentive compensation, in whole or in part, upon the occurrence of specified events, including a material financial restatement by the Company or a miscalculation or inaccuracy in financial results, performance metrics, or other criteria used in determining the amount of incentive compensation. For purposes of the policy “incentive compensation” includes compensation that is payable, is awarded or becomes vested based on or contingent on the Company’s performance or a financial reporting measure. Incentive compensation includes cash bonus payments and equity-based compensation awards but does not include base salary or benefits under broad-based employee benefit plans.

Stock Ownership Guidelines

Our stock ownership guidelines align director, executive officer and shareholder interests by linking the value realized from equity-based awards to company performance. These guidelines apply to all executive officers, designated senior officers, and non-employee directors and require those individuals to own Company common stock with a value equal to the multiple of the relevant insider’s annual base salary shown below. Guideline levels take effect after the later of: (i) five years after our initial public offering (i.e., September 16, 2021) for executive officers and non-employee directors, or (ii) five years after the individual is appointed to the board or the executive or senior officer position. Directors and executives who are awarded stock are expected to hold any shares awarded by the Company until he or she achieves the applicable ownership guideline levels (other than for the payment of taxes related to the award).

Title	Ownership Guideline
Non-Employee Directors	4 times annual cash retainer
CEO	5 times annual base salary
Executive Officers	3 times annual base salary
Designated Senior Officers	2 times annual base salary

Use of Discretion and Other Factors in Pay Decisions

While the Compensation Committee generally exercises discretion on a limited basis, the Company believes that providing the Compensation Committee certain discretion in determining the various elements of compensation is an important feature of the Company's compensation philosophy. Because the Company has always taken a long-term view, we provide for the Compensation Committee to exercise judgment and discretion rather than relying solely on formulaic results, and we do not reward executives for taking outsized risks that produce short-term results. Therefore, the Company believes it is important that the Compensation Committee have sufficient flexibility to respond to: (i) the Company's unique circumstances; (ii) prevailing market trends; (iii) the rapidly evolving financial and regulatory environment in which the Company operates; (iv) the Company's use of cross-functioning of executive assignments and cross-training as a matter of executive development and succession planning; and (v) risk management objectives. The Company also believes it is in the best interest of the Company and its shareholders that the Compensation Committee have sufficient discretion to recognize and reward extraordinary performance in non-financial areas that may or may not directly affect the Company's achievement of specific financial metrics for a particular year, but are nevertheless important to long-range growth and the enhancement of shareholder value.

Stock-Based Compensation - Procedures Regarding Timing and Pricing of Grants

Our policy is to make grants of equity-based compensation only at current market prices. Absent special circumstances, it is our policy to make the majority of equity grants at a regularly scheduled meeting of our Compensation Committee. However, we may make a small percentage of grants at other times throughout the year, generally once per quarter, in connection with exceptional circumstances, such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity.

We try to make equity-based grants at times when they will not be influenced by scheduled releases of information. Grants of equity-based awards primarily have grant dates corresponding to regularly scheduled meetings of the Compensation Committee in the early part of the fiscal year. For 2021 and 2022, we chose a February meeting of the Compensation Committee. This date allowed time for performance reviews following the determination of corporate financial performance for the previous year. We seek to make grants when our financial results have already become public, and when there is little potential for abuse of material non-public information in connection with equity-based grants. We believe we minimize the influence of our disclosures of non-public information on the long-term incentives by selecting meeting dates well in advance which fall several days or weeks after we report our financial results, and by setting the initial vesting periods at least one year from the date of grant. We follow the same procedures regarding the timing of grants to our NEOs as we do for all other participants.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee (i) is or has ever been an officer or employee of FB Financial or FirstBank, (ii) was, during the last completed fiscal year, a participant in any related person transaction requiring disclosure under “Certain Relationships and Related Person Transactions,” except with respect to loans made to such committee members in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, or (iii) had, during the last completed fiscal year, any other interlocking relationship requiring disclosure under applicable SEC rules.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and these discussions, the Compensation Committee has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Members of the Compensation Committee
Emily J. Reynolds, Chair Agenia W. Clark James W. Cross IV Orrin H. Ingram Raja J. Jubran

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation awarded to or earned during 2019, 2020 and 2021 as applicable, by our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Compensation ($)		All Other Compensation ($)(5)	Total ($)
Christopher T. Holmes	2021	620,408	1,250,078	761,000	(2)	51,396	2,682,883
President and Chief Executive Officer	2020	535,583	969,993	1,088,000	(3)	41,720	2,635,296
	2019	477,500	600,031	819,000	(4)	31,938	1,928,469

Michael M. Mettee	2021	375,000	250,042	263,000	(2)	19,291	907,333
Chief Financial Officer	2020	241,250	275,029	1,988,000	(3)	—	2,504,279

J. Gregory Bowers	2021	300,575	725,026	200,000	(2)	6,319	1,231,919
Chief Credit Officer

Travis K. Edmondson	2021	325,000	255,053	263,000	(2)	18,664	861,717
Chief Banking Officer

Wilburn J. Evans	2021	260,000	50,026	620,000	(4)	209,968	1,139,994
President, FirstBank Ventures	2020	258,333	100,012	3,180,000	(3)	54,383	3,592,728
	2019	245,833	100,016	440,625	(4)	56,140	842,614
(1)    Reflects the aggregate grant date fair value of awards of time-based RSUs granted to the NEOs during 2021, 2020 and 2019, as applicable, under the 2016 Incentive Plan and the grant date fair value of awards of PSUs granted to the NEOs during 2021 and 2020, as applicable, under the 2016 Incentive Plan. The grant date fair value of RSUs was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares on the date of grant. Refer to Note 23, "Stock-Based Compensation" in the notes to the audited financial statements in our annual report on From 10-K for the fiscal year ended December 31, 2021 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. For Mr. Holmes, Mr. Mettee, Mr. Bowers Mr. Edmondson, and Mr. Evans the grant date fair value of RSUs granted during 2021 was $500,000, $125,000, $80,000, $150,000, $50,000, respectively. To calculate the grant date fair value of PSUs, the Company multiplied the closing price of the Company's common stock on the date of grant by the number of PSUs that were expected to vest based on the probable outcome of the performance results (i.e., target level of performance). For Mr. Holmes, Mr. Mettee, Mr. Bowers, Mr. Edmondson, and Mr. Evans, the grant date fair value of PSUs granted during 2020 was $485,000, $87,500, $40,000, $65,000, $50,000, respectively. The grant date fair value of PSUs granted in 2021, assuming maximum level of performance was $750,000, $125,000, $105,000, $105,000, and $0. The grant date fair value of awards granted with respect to 2022 will be reported in the Stock Awards column of the Summary Compensation table in the Company's 2023 proxy statement.

(2)    Earned and awarded under the Company’s 2021 STIP but paid in March 2022. For 2021, the Compensation Committee established a cash incentive award target for Mr. Holmes of $725,000, with the ultimate 100% payout based solely on the Company’s achievement of a predetermined Adjusted EPS target of $3.74 per share. The Company achieved an Adjusted EPS of $3.78 per share. For Mr. Mettee, Mr. Bowers, Mr. Edmondson, and Mr. Evans, the Compensation Committee established a target cash incentive bonus of $250,000, $190,000, $250,000, and $420,000, respectively, of which 100% is based on the achievement of the predetermined Adjusted EPS target for 2021. Additionally, Mr. Evans was eligible to participate in the mortgage bonus pool, which is described in more detail under "Compensation Discussion and Analysis — Elements and Mix of Compensation — Mortgage Bonus Program." For 2021, Mr. Evans received $620,000 through the mortgage bonus pool.

(3)    Earned and awarded under the Company's 2020 STIP but paid in March of 2021.
(4) Earned and awarded under the Company’s 2019 STIP but paid in March 2020.
(5)    The following table shows all amounts included in the “All Other Compensation” column for 2021 for each of Mr. Holmes, Mr. Mettee, Mr. Edmondson and Mr. Evans. For Mr. Bowers, perquisites and personal benefits for 2021 totaled less than $10,000 in the aggregate and therefore, in accordance with SEC disclosure rules, are not itemized below, but are included in the “All Other Compensation” column above for 2021.

All Other Compensation for 2021

Name	401(k) Match Contribution ($)	Life Insurance Premiums ($)	Dividends ($)(a)	Automobile Expenses ($)(b)	Company-Provided Housing ($)(b)	Club Membership Fees ($)(b)	Disability Insurance Premiums ($)	Awards trip ($)(b)	Spousal travel ($)(b)	Total ($)
Mr. Holmes	8,700	5,831	14,499	8,419	—	12,163	—	—	1,784	51,396
Mr. Mettee	8,700	—	3,191	6,000	—	—	—	—	1,400	19,291
Mr. Edmondson	8,195	—	2,739	7,500	—	—	—	—	230	18,664
Mr. Evans	8,700	—	152,959	13,800	31,240	—	658	1,914	697	209,968

a.Reflects dollar value of vested dividend equivalents.
b.The value of perquisites and other personal benefits reflects the aggregate incremental cost to the Company of providing the benefit.

Grants of Plan-Based Awards Table
The following table provides information about plan-based awards granted to our NEOs during 2021.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: No. of Shares of Stock or Units(3)		Grant Date Fair Value of Stock and Options Awards ($) (4)
Name	Award	Grant Date	Target	Maximum		Target	Maximum
Christopher T. Holmes	STI		725,000	1,087,500
	RSU	2/25/2021						11,575		500,040
	PSU	2/25/2021				17,362	34,724			750,038
Michael M. Mettee	STI		250,000	375,000
	RSU	2/25/2021						2,894		125,021
	PSU	2/25/2021				2,894	5,788			125,021
J. Gregory Bowers	STI		190,000	285,000
	RSU	2/25/2021						1,852		80,006
	RSU	2/25/2021						12,500	(6)	540,000
	PSU	2/25/2021				2,431	4,862			105,019
Travis K. Edmondson	STI		250,000	375,000
	RSU	2/25/2021						3,473		150,034
	PSU	2/25/2021				2,431	4,862			105,019
Wilburn J. Evans	STI		420,000	—	(5)
	RSU	2/25/2021						1,158		50,026
(1) The amounts of the estimated future payouts under the non-equity incentive plans column represent each executive's opportunities in the event the Company met certain targets in 2021 pursuant to the terms of the STIP. Cash payouts for 2021 under the 2021 STIP were made on March 11, 2022 and are included in the Summary Compensation Table.

(2) Awards represent PSUs awarded on February 25, 2021 that vests after three years upon the attainment of certain pre-determined performance measures as discussed under "Compensation Discussion and Analysis — Elements and Mix of Compensation — PSU Awards." Depending on the performance level achieved, the maximum award that may be earned for these performance-based PSUs is 200% of the initial shares awarded. For additional information, see "Compensation Discussion and Analysis — Elements and Mix of Compensation — PSU Awards."

(3) Awards represent RSUs awarded on February 25, 2021 that vest annually in equal installments over a three-year period (subject to continued employment). Closing price of the Company's common shares on February 25, 2021, the date of grant, was $43.20. For additional information, see "Compensation Discussion and Analysis — Elements and Mix of Compensation — RSU Awards."

(4) Amounts represent the aggregate grant-date fair value of stock awards, including performance shares and restricted stock, granted under the 2016 Incentive Plan, calculated in accordance with ASC 718. See notes 2 and 3, above, for additional information regarding these awards. For the PSUs, the amounts have been calculated taking into consideration the probable outcome of the respective performance conditions as of the date of grant (target). Dividends accrued but not paid until the vesting of the awards of PSUs and RSUs are not included in the amounts reflected in this column. Assumptions used in the calculation of these amounts are described in Note 23 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2021.

(5) During 2021, Mr. Evans was eligible to participate in the mortgage bonus pool in addition to his potential bonus payout related to his target established under the STIP. For 2021, Mr. Evans' cash STIP payout of $620,000 was paid through the mortgage bonus pool. For more information regarding the mortgage bonus pool, see "Compensation Discussion and Analysis — Executive Benefits and Perquisites — Mortgage Bonus Program."

(6) Reflects 12,500 RSUs granted to Mr. Bowers in connection with the entry into his employment agreement in February of 2021.

For information about the rationale behind the sizing, timing, components, and other aspects of the major compensation elements reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table, see the CD&A section of this proxy statement.

Outstanding Equity Awards at Fiscal Year End
The following table represents information regarding unvested RSUs and PSUs for each NEO as of December 31, 2021.

	Stock Awards
Name	Equity Incentive Plan Award Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Award Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mr. Holmes	26,469	(1)	1,159,872
	30,756	(2)	2,695,456
Mr. Mettee	5,003	(1)	219,231
	5,311	(2)	465,456
Mr. Bowers	15,686	(1)	687,361
	3,536	(2)	309,895
Mr. Edmondson	20,665	(1)	905,540
	4,227	(2)	370,454
Mr. Evans	3,073	(1)	134,659
	1,381	(2)	121,031
(1) Reflects unvested RSUs, granted under the 2016 Incentive Plan, which vest as follows: for Mr. Holmes: 5,964 on March 8, 2022, and 8,930 in two approximately equal increments on February 21, 2022 and 2023 and 11,575 in three approximately equal increments on April 1, 2022, 2023 and 2024; with respect to Mr. Mettee: 497 on March 8, 2022, 1,612 in two approximately equal increments on February 21, 2022 and 2023 and 2,894 in three approximately equal increments on April 1, 2022, 2023 and 2024; with respect to Mr. Bowers: 597 on March 8, 2022, 737 in two approximately equal increments on February 21, 2022 and 2023, 1,852 in three approximately equal increments on April 1, 2022, 2023 and 2024 and 12,500 in five approximately equal increments on January 4, 2022, 2023, 2024, 2025 and 2026; with respect to Mr. Edmonson: 994 on March 8, 2022, 1,198 in two approximately equal increments on February 21, 2022 and 2023, 3,473 in three approximately equal increments on April 1, 2022, 2023 and 2024 and 15,000 in five approximately equal increments on January 4, 2022, 2023, 2024, 2025 and 2026; and with respect to Mr. Evans: 994 on March 8, 2022, and 921 in two approximately equal increments on February 21, 2022 and 2023 and 1,158 in three approximately equal increments on April 1, 2022, 2023 and 2024.

(2) Reflects unvested PSUs granted under the 2016 Incentive Plan in 2020 and 2021. The settlement of these units in shares of common stock in 2023, 2024 and 2025 is tied to the achievement of a Core ROATCE target ratio that has been preapproved by the Compensation Committee relative to the Company's performance comparison group over a three-year period.

(3) Market value is calculated based on the closing price of our common stock on December 31, 2021, the last trading day of our 2021 fiscal year, of $43.82. With respect to unvested performance-based equity awards, represents the market value as of December 31, 2021 of the number of shares issuable upon achievement of the maximum performance goal (200% of target).

Stock Vested
The following table shows the restricted stock units that vested for the NEOs in 2021 and the value realized upon vesting. The value realized is calculated based upon the closing price of the Company's stock on the date of vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value realized on vesting ($)
Mr. Holmes	19,083	840,756
Mr. Mettee	6,558	276,741
Mr. Bowers	2,769	120,175
Mr. Edmondson	3,326	148,633
Mr. Evans	127,291	5,184,577

Employment Agreements and Potential Post-Employment Payments
We have entered into employment agreements with each of our NEOs, which provide for certain severance and change in control arrangements that will require the Company to provide payments in certain scenarios. Subject to certain exceptions noted below, the employment agreements generally include the same terms.The summaries of the agreements provided below are qualified in their entirety by reference to the agreements themselves, copies of which are available from the Company itself or from the Company's public filings with the SEC.The materials terms of the employment agreements are as follows:

Term and Compensation. The initial terms of the agreements are for three years. The terms automatically renew on each anniversary thereafter for additional one-year periods.

Compensation. The base salaries under the agreements are set at minimum and are subject to annual review and increases. Additionally, annual short-term incentive compensation and annual long-term incentive compensation are also set at a minimum for each executive, and in each case are subject to annual review and adjustment. The executives are entitled to participate in all incentive, savings, retirement, welfare and fringe benefit plans generally made available to our senior executive officers. Mr. Holmes also receives automobile expenses, country club dues and a term life insurance policy of $2,500,000.
Obligation of the Company in Event of Termination and Non-Renewal. The NEO's employment may be terminated any time by either party, and automatically terminates on death or disability. See below for a discussion of post-employment benefits received by the NEOs in certain scenarios.

Resignation for Good Reason, Termination Other Than for Cause, Death or Disability. If employment is terminated by the Company other than for cause, death or disability, or the NEO resigns for "good reason" (as defined in the employment agreements) then:

•Mr. Holmes will receive a severance payment equal to two times the sum of his current base salary and the average annual bonus paid to him for the three immediately preceding fiscal years of the Company;

•Mr. Mettee, Mr. Edmondson, and Mr. Evans will receive a severance payment equal to two times the sum of the NEO's current base salary, and the greater of the NEO's target annual bonus for the fiscal year in which the termination occurs or the NEO's actual annual bonus for the fiscal year prior to the fiscal year in which the termination occurs; and

•Mr. Bowers will receive a severance payment equal to one times the sum of his current base salary and the greater of his target annual bonus for the fiscal year in which the termination occurs or his actual annual bonus for the fiscal year prior to the fiscal year in which the termination occurs.

The executives are also entitled to participate in the Company's health plan for 18 months at the active employee rate.

Termination for Cause, Resignation by Executive other than Resignation for Good Reason; Death; Retirement. If the NEO's employment is terminated by the Company for cause, by the NEO other than for good reason, retirement, or in the event of the NEO's death, then the Company shall have no further obligations to the NEO or the NEO's legal representatives under the employment agreement, other than for payment of any accrued salary, which shall be paid to the NEO or the NEO's estate or beneficiary, and payments of other benefits, as applicable.

Termination for Disability. If the Company terminates Mr. Holmes' employment for disability, then the Company shall pay to Mr. Holmes a lump sum amount equal to six months of his then current base salary, plus 100% of his target annual bonus opportunity for the fiscal year in which the disability occurred. If the Company terminates the employment of the other NEOs for disability, then the Company shall pay to the NEO a lump sum amount equal to six months of the NEO's then current base salary, plus one-half of the NEO's target annual bonus opportunity for the fiscal year in which the disability occurred.

Termination following a Change in Control. If, within 12 months following a change in control, the Company terminates the NEO's employment other than for cause, or the NEO terminates employment for good reason then:

•Mr. Holmes will receive (A) his accrued salary and (B) an amount equal to three times the sum of his current base salary plus a bonus equal to the average annual bonus he received for the three immediately preceding fiscal years;

•Mr. Mettee, Mr.Edmondson, and Mr. Evans will receive (A) their accrued salary and (B) an amount equal to two times the sum of the NEO's current base salary plus the greater of the NEO's target annual bonus for the fiscal year in which the termination occurs or the NEO's actual annual bonus for the fiscal year prior to the fiscal year in which the termination occurs; and

•Mr. Bowers will receive (A) his accrued salary and (B) an amount equal to his current base salary, plus the greater of his target annual bonus for the fiscal year in which the termination occurs or his actual annual bonus for the fiscal year prior to the fiscal year in which the termination occurs.

The NEOs may also elect to continue to participate in any group medical, dental, vision and/or prescription drug plan benefits for a period of 18 months after the termination.

Obligation of the Company in Event of Non-Renewal. If the Company elects not to renew the term of the NEO's employment agreement, and within 12 months following the expiration of such term and the Company terminates the NEO's employment other than for Cause, death or disability, then:

•Mr. Holmes will receive a severance payment equal to two times the sum of his current base salary and the average annual bonus paid to him for the three immediately preceding fiscal years of the Company;

•Mr. Mettee, Mr. Edmondson, and Mr. Evans will receive a severance payment equal to two times the sum of the NEO's current base salary and the greater of the NEO's target annual bonus for the fiscal year in which the termination occurs or the NEO's actual annual bonus for the fiscal year prior to the fiscal year in which the termination occurs; and

•Mr. Bowers will receive a severance payment equal to one times the sum of his current base salary and the greater of his target annual bonus for the fiscal year in which the termination occurs or his actual annual bonus for the fiscal year prior to the fiscal year in which the termination occurs.

The executives are also entitled to participate in the Company's health plan for 18 months at the active employee rate. In the event the NEO elects not to renew the employment agreement and following the expiration of such term the Company terminates the NEO, the Company shall have no further obligations to the NEO or NEO's legal representatives under the agreement, other than for payment of accrued salary.

Treatment of Outstanding Equity Awards. Unless an applicable equity award provides otherwise, in the event of a termination following a change of control, death, retirement, resignation for good reason, or termination other than for cause, death or disability, the NEO's outstanding equity awards shall be treated as follows:

•Mr. Holmes: (A) all of his then outstanding time-based equity awards shall become fully vested (to the extent not previously vested) on the 60th day after the date of termination, and (B) his then outstanding performance-based equity awards shall remain outstanding and shall vest, in whole, in part, or not at all, on a pro rata basis based on the level of achievement of applicable performance metrics at the end of the performance period.

•Mr. Mettee, Mr. Edmondson, Mr. Evans, and Mr. Bowers: The NEO's outstanding equity-based awards shall not be forfeited and shall become fully vested (to the extent not previously vested) on the 60th day after the date of termination. Further, in the case of any equity-based awards which vesting is contingent, in whole or in part, upon the achievement of one or more performance goals, such performance goals shall be deemed to be fully achieved at the maximum potential target.

Restrictive Covenants. The employment agreements contain confidentiality, non-competition and employee and customer non-solicitation covenants that apply during the employment with us and for one year after the NEO’s termination of employment.

Limits on Change in Control Payments. If the severance payments or any other payments or benefits received by the named executive officer under any arrangement would be subject to the 20% excise tax imposed under Section 4999 of the Internal Revenue Code upon a change in control of the Company, the amounts may be reduced to an amount that is less than 300% of their average annual compensation in order to avoid the triggering of the excise tax. No reduction is applied if the net amount received by the named executive officer after paying the excise tax is greater than the reduced benefit. We do not provide any tax “gross up” payments to our executives upon a change in control.

The following tables show the amounts that each NEO would receive assuming certain trigger events occurred effective as of December 31, 2021 (as listed in the columns below).

Mr. Holmes

	Termination other than for cause ($)	Termination for cause ($)	Resignation for good reason ($)	Resignation by executive other than for good reason ($)	Death ($)	Disability ($)	Retirement ($)	Company Terminates executive without cause or executive terminates for cause within twelve months of a change of control ($)	Non-Renewal of Agreement
Base Salary	1,450,000	—	1,450,000	—	—	362,500	—	2,175,000	1,450,000
Non-Equity Incentive Compensation	835,667	—	835,667	—	—	725,000	—	835,667	835,667
Value of RSUs(1)	1,127,844	—	1,127,844	—	1,127,844	—	1,127,844	1,127,844	1,127,844
Value of PSUs(1)	554,271	—	554,271	—	554,271	—	554,271	554,271	554,271
Insurance Benefits(2)(4)	32,850	—	32,850	—	2,500,000	—	—	32,850	32,850
Accrued Vacation	27,885	—	27,885	27,885	27,885	27,885	27,885	27,885	27,885
Perquisites(3)	20,607	—	20,607	—	20,607	—	20,607	20,607	20,607
(1) Based on closing stock price 60 days after separation of $42.61 on March 1, 2022.
(2) Reflects the value for participation in our health and welfare benefit plans for a 18-month period following separation.
(3) Reflects dollar value of vested dividend equivalent units.
(4) Bank shall pay the premiums on a term life insurance contract covering Executive paying a death benefit of $2,500,000. Bank shall, in its sole discretion, select the life insurance contract on which it will pay the premiums, but Executive shall be the owner of such contract and will be or will designate the beneficiary of such contract.

Mr. Mettee

	Termination other than for cause ($)	Termination for cause ($)	Resignation for good reason ($)	Resignation by executive other than for good reason ($)	Death ($)	Disability ($)	Retirement ($)	Company Terminates executive without cause or executive terminates for cause within twelve months of a change of control ($)	Non-Renewal of Agreement
Base Salary	750,000	—	750,000	—	—	187,500	—	750,000	750,000
Non-Equity Incentive Compensation	250,000	—	250,000	—	—	125,000	—	250,000	250,000
Value of RSUs(1)	213,178	—	213,178	—	213,178	—	213,178	213,178	213,178
Value of PSUs(1)	452,603	—	452,603	—	452,603	—	452,603	452,603	452,603
Insurance Benefits(2)	28,566	—	28,566	—	—	—	—	28,566	28,566
Accrued Vacation	14,423	—	14,423	14,423	14,423	14,423	14,423	14,423	14,423
Perquisites(3)	3,412	—	3,412	—	3,412	—	3,412	3,412	3,412
(1) Based on closing stock price 60 days after separation of $42.61 on March 1, 2022.
(2) Reflects the value for participation in our health and welfare benefit plans for a 18-month period following separation.
(3) Reflects dollar value of vested dividend equivalent units.

Mr. Bowers

	Termination other than for cause ($)	Termination for cause ($)	Resignation for good reason ($)	Resignation by executive other than for good reason ($)	Death ($)	Disability ($)	Retirement ($)	Company Terminates executive without cause or executive terminates for cause within twelve months of a change of control ($)	Non-Renewal of Agreement
Base Salary	310,000	—	310,000	—	—	155,000	—	310,000	310,000
Non-Equity Incentive Compensation	191,000	—	191,000	—	—	95,000	—	191,000	191,000
Value of RSUs(1)	668,380	—	668,380	—	668,380	—	668,380	668,380	668,380
Value of PSUs(1)	301,338	—	301,338	—	301,338	—	301,338	301,338	301,338
Insurance Benefits(2)	16,488	—	16,488	—	—	—	—	16,488	16,488
Accrued Vacation	11,923	—	11,923	11,923	11,923	11,923	11,923	11,923	11,923
Perquisites(3)	7,986	—	7,986	—	7,986	—	7,986	7,986	7,986
(1) Based on closing stock price 60 days after separation of $42.61 on March 1, 2022.
(2) Reflects the value for participation in our health and welfare benefit plans for a 12-month period following separation.
(3) Reflects dollar value of vested dividend equivalent units.

Mr. Edmondson

	Termination other than for cause ($)	Termination for cause ($)	Resignation for good reason ($)	Resignation by executive other than for good reason ($)	Death ($)	Disability ($)	Retirement ($)	Company Terminates executive without cause or executive terminates for cause within twelve months of a change of control ($)	Non-Renewal of Agreement
Base Salary	650,000	—	650,000	—	—	162,500	—	650,000	650,000
Non-Equity Incentive Compensation	250,000	—	250,000	—	—	125,000	—	250,000	250,000
Value of RSUs(1)	880,536	—	880,536	—	880,536	—	880,536	880,536	880,536
Value of PSUs(1)	360,225	—	360,225	—	360,225	—	360,225	360,225	360,225
Insurance Benefits(2)	28,566	—	28,566	—	—	—	—	28,566	28,566
Accrued Vacation	12,500	—	12,500	12,500	12,500	12,500	12,500	12,500	12,500
Perquisites(3)	12,425	—	12,425	—	12,425	—	12,425	12,425	12,425
(1) Based on closing stock price 60 days after separation of $42.61 on March 1, 2022.
(2) Reflects the value for participation in our health and welfare benefit plans for a 18-month period following separation.
(3) Reflects dollar value of vested dividend equivalent units.

Mr. Evans

	Termination other than for cause ($)	Termination for cause ($)	Resignation for good reason ($)	Resignation by executive other than for good reason ($)	Death ($)	Disability ($)	Retirement ($)	Company Terminates executive without cause or executive terminates for cause within twelve months of a change of control ($)	Non-Renewal of Agreement
Base Salary	520,000	—	520,000	—	—	130,000	—	520,000	520,000
Non-Equity Incentive Compensation	420,000	—	420,000	—	—	210,000	—	420,000	420,000
Value of RSUs(1)	130,941	—	130,941	—	130,941	—	130,941	130,941	130,941
Value of PSUs(1)	117,689	—	117,689	—	117,689	—	117,689	117,689	117,689
Insurance Benefits(2)	24,732	—	24,732	—	—	—	—	24,732	24,732
Accrued Vacation	10,000	—	10,000	10,000	10,000	10,000	10,000	10,000	10,000
Perquisites(3)	2,552	—	2,552	—	2,552	—	2,552	2,552	2,552
(1) Based on closing stock price 60 days after separation of $42.61 on March 1, 2022.
(2) Reflects the value for participation in our health and welfare benefit plans for a 18-month period following separation.
(3) Reflects dollar value of vested dividend equivalent units.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

Median Employee Total Compensation	$66,718
CEO Total Compensation	$2,682,883
Ratio of CEO to Median Employee Compensation	40 to 1

For purposes of identifying the median employee, an employee roster as of December 31, 2021 was used to determine the employee population. Gross wages from 2021 were used as the compensation measure. Wages were annualized for those employees who were not employed for the full year of 2021 and also for those employees who were on an unpaid leave of absence during 2021. The median employee was selected from the annualized roster and the employee's compensation was calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The roster included 1,952 employees, approximately 3.9% of whom were scheduled to work less than 40 hours per week. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table appearing in this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Equity Compensation Plan Information
The following table summarizes equity compensation plan information as of December 31, 2021.

Plan Category	# of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	# of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	608,051	(1)	—	3,616,489	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	608,051		—	3,616,489
(1) Reflects 492,320 unvested RSUs and 115,750 unvested PSUs granted assuming vesting at 100% under the 2016 Incentive Plan. These awards do not have an exercise price because their value is dependent upon continued employment over a period of time or the achievement of certain performance goals, and are to be settled for shares of common stock.

(2) Reflects balance in reserves not granted under the 2016 Incentive Plan (1,259,896 shares), employee stock purchase plan (2,341,696 shares), and Franklin Financial Network, Inc. Amended and Restated 2017 Omnibus Equity Incentive Plan (“Legacy Franklin Plan”) (14,897 shares). No further grants will be made under the Legacy Franklin Plan. A maximum of 200,000 shares may be purchased in the current offering period of the employee stock ownership plan.

Director Compensation
The following table reflects the fees earned by or paid to our directors in connection with their service on the Company’s board of directors and the FirstBank board of directors during 2021.

Name	Stock Awards ($)(1)	Fees Earned or Settled in Shares of Common Stock	Fees Earned or Paid in Cash ($)(2)	Total ($)
Jimmy E. Allen	$40,011	$—	$40,262	$80,273
William F. Andrews	40,011	—	55,692	95,703
J. Jonathan Ayers	40,011	—	40,692	80,703
James W. Ayers (3)	—	—	550,000	550,000
William F. Carpenter III	40,011	40,108	692	80,811
Agenia W. Clark	40,011	54,248	692	94,951
James. W. Cross IV	40,011	—	43,179	83,190
James L. Exum	40,011	—	50,692	90,703
Christopher T. Holmes (4)	—	—	—	—
Orrin H. Ingram	40,011	40,108	692	80,811
Raja J. Jubran	40,011	—	40,692	80,703
Stuart C. McWhorter (5)	40,011	—	50,131	90,142
Emily J. Reynolds	40,011	45,940	692	86,643
Melody J. Sullivan	40,011	—	40,262	80,273
(1)    Reflects RSUs with grant date fair value of $40,011 granted to each of the independent directors scheduled to vest on April 30, 2022 pursuant to the Company's Non-Employee Director Compensation Policy. The grant date fair value was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares on the date of the grant.
(2)    Includes cash payments made upon vesting of dividend equivalent units in 2021.
(3) Mr. Ayers was employed by the Company during 2021 as Vice Chair. As a result, he did not receive compensation pursuant to the Non-Employee Director Compensation Policy but did receive a salary in cash related to his employment.

(4) Mr. Holmes is employed by the Company. As a result, he does not receive compensation under the Non-Employee Director Compensation Policy. See “Executive Compensation” for a description of the executive compensation paid in 2021 to Mr. Holmes.

(5)     Mr. McWhorter was appointed the Chair of the board effective as of January 1, 2021. As a result, his annual chair fee was prorated for 2021.

For 2021, each independent board member received an annual fee of $40,000 and an RSU award valued at $40,000. The chair of the Audit Committee received $15,000, the chairs of the Compensation, Nominating and Corporate Governance and Risk Committees received $10,000, the chair of the Trust Committee received $5,000 and the chair of the board of directors received $30,000 (prorated for services effective as of January 1, 2021). For 2022, each independent board member will receive an annual fee of $50,000 and an RSU award valued at $50,000. In addition, the chairs of the Audit, Compensation, Nominating and Corporate Governance and Risk Committees will receive $15,000 annually, the chair of the Trust Committee will receive $5,000 annually, and the chair of the board of directors will receive $50,000 annually. Director fees are paid quarterly, in arrears, and may be received either in whole or in part in shares of our common stock or cash, at the election of the director.

Proposal 2 — Non-Binding, Advisory Vote Regarding the Compensation of the Named Executive Officers

“Say-On-Pay”

In accordance with Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Exchange Act and the SEC’s rules promulgated under the Exchange Act, we are asking our shareholders to vote to approve on a non-binding, advisory basis the compensation of our NEOs as disclosed in this proxy statement. This Proposal 2, commonly known as a “Say-On-Pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program, a significant component of which is performance-based, is designed to attract, motivate and retain our executive officers, who are critical to our success. Under this program, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased shareholder value. Our Compensation Committee regularly reviews our executive compensation program to ensure it achieves the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. In addition, our board of directors has adopted the Compensation Recovery Policy, which sets forth the conditions under which we may recover any excess incentive-based compensation paid or awarded to our executive officers. A more detailed discussion regarding the compensation of our NEOs is provided under the captions “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this proxy statement, and we encourage you to read those sections in full.

The board of directors and Compensation Committee believe that our executive compensation program is meeting its objectives. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:

RESOLVED, that the shareholders of FB Financial Corporation approve, on a non-binding, advisory basis, the compensation of FB Financial Corporation's NEOs that is disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, Executive Compensation Tables and narrative discussions appearing in FB Financial Corporation's proxy statement for the 2022 annual meeting of shareholders.”

Vote is Non-Binding and Advisory

Because your vote is advisory, it will not be binding upon the board of directors or Compensation Committee, will not override any decision made by the board of directors or the Compensation Committee, or create or imply any additional fiduciary duty of the board of directors or the Compensation Committee. However, the board of directors and Compensation Committee value the opinions of our shareholders. Accordingly, to the extent there is any significant vote against the compensation of our NEOs as disclosed in this proxy statement, we will carefully consider our shareholders’ concerns, and the board of directors and compensation committee will evaluate whether any actions are necessary to address such concerns.

Required Vote

If a quorum is present, the resolution to approve, on an advisory basis, the compensation of our NEOs will be approved if the votes cast for the resolution exceed the votes cast against the resolution.

Recommendation

The board of directors recommends that shareholders vote "FOR" the resolution to approve, on a non-binding, advisory basis the compensation of our NEOs.

Proposal 3 — Non-Binding, Advisory Vote Regarding the Frequency of a Non-Binding, Advisory Vote on the Compensation of the Named Executive Officers
“Say-When-On-Pay”
In accordance with Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Exchange Act and the SEC’s rules promulgated under the Exchange Act, our shareholders have the right at least once every six years to vote as to their preference regarding how frequently we should conduct Say-On-Pay votes. This Proposal 3 is commonly known as a “Say-When-On-Pay” proposal. Accordingly, we are asking our shareholders to indicate whether they would prefer that we conduct a Say-On-Pay vote once every year, every two years or every three years. Alternatively, shareholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, the board of directors and compensation committee recommend that the advisory vote on the compensation of our NEOs be submitted to the shareholders every “1 YEAR.” In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual non-binding, advisory vote on executive compensation will allow shareholders the opportunity to provide more frequent and timely input on our compensation philosophy, policies and practices. Moreover, an annual advisory vote on executive compensation is consistent with our policy of regularly seeking input from, and actively engaging in discussions with, our shareholders regarding corporate governance matters and our executive compensation program.

Shareholders may cast their votes on their preferred voting frequency by choosing the option of “1 YEAR,” “2 YEARS,” “3 YEARS” or abstain from voting when you vote in response to the resolution set forth below.

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which FB Financial Corporation is to hold a shareholder vote to approve the compensation of the NEOs, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.

Vote is Non-Binding and Advisory

Because your vote is advisory, it will not be binding on the board of directors or Compensation Committee, will not override any decision made by the board of directors or Compensation Committee or create or imply any additional fiduciary duty of the board of directors or Compensation Committee. However, the board of directors and Compensation Committee value the opinions of our shareholders. Accordingly, the board of directors and the Compensation Committee will consider the outcome of the vote when determining the frequency of the advisory vote on executive compensation.

Required Vote

If a quorum is present, the frequency of the advisory vote on compensation of our NEOs that receives the greatest number of votes — every “1 YEAR,” “2 YEARS” or “3 YEARS”— cast by shareholders will be the frequency that has been approved by shareholders.

Recommendation

The board of directors recommends that shareholders vote for a frequency of every "1 YEAR" for future non-binding, advisory votes regarding the frequency of non-binding, advisory votes on the compensation of our NEOs.

Proposal 4 — Approval of Amendments to the Company's Charter to Eliminate Supermajority Voting Requirements
Introduction

After continued evaluation of our corporate governance practices and careful consideration of views held by the investment community and feedback from our shareholders, our board has determined that it would be advisable and in the best interests of the Company and our shareholders to amend and restate our charter in the form attached hereto as Appendix A (the “Second Amended and Restated Charter”) to eliminate the supermajority voting thresholds, as described below (the “Proposed Supermajority Amendments”).The board is now recommending that the shareholders adopt the Second Amended and Restated Charter to eliminate the supermajority voting thresholds in the charter.

Current Supermajority Voting Thresholds

Currently, the charter provides that an affirmative vote of the holders of at least 80% of the voting power of all the then outstanding shares of stock of the Company entitled to vote at an election of directors is required for our shareholders to take the actions listed below.

a.amending or repealing Article 10 of the charter, which article relates to the board, including removal of directors and filling vacancies on the board; or

b.amending or repealing Article 13 of the charter, which article relates to the calling of special meetings of our shareholders.

We refer to these standards as the “Supermajority Voting Requirements” and the actions listed above that currently require a supermajority shareholder vote as the “Supermajority Actions.”

Reasons for Proposed Supermajority Amendments

Our board is committed to strong corporate governance and as we have transitioned from a private company with a sole shareholder to an independent, public company, our board has conducted a review of corporate governance matters, including the Supermajority Voting Requirements.

Our board recognizes that elimination of the Supermajority Voting Requirements is consistent with generally held views of evolving corporate governance practices. Our board has listened to the views of the investor community on this issue and has also considered the limited benefits of the Supermajority Voting Requirements to the Company and its shareholders. In addition, our board acknowledges that many other public companies have transitioned away from these kinds of supermajority voting provisions. In view of these considerations, our board has determined to eliminate the Supermajority Voting Requirements as proposed.

In light of the foregoing, our board has also adopted an amendment to the bylaws to eliminate the supermajority voting threshold previously contained therein, with such amendment taking effect if and when the shareholders approve and adopt the Second Amended and Restated Charter. This bylaw amendment, if effective, will reduced the shareholder approval threshold for bylaw amendments proposed by our shareholders from 80% of the voting power of all the then outstanding shares of stock of the Company to a majority of such voting power.

Description of the Proposed Supermajority Amendments

The board has adopted and declared advisable, and recommends that the shareholders adopt, the Second Amended and Restated Charter. If the Second Amended and Restated Charter is adopted, the Supermajority

Actions described above, will require approval of a majority of the votes cast with respect to such Supermajority Action.

The text of the Proposed Supermajority Amendments is reflected in the Second Amended and Restated Charter set forth in Appendix A, with deletions indicated by strikeouts and additions indicated by underlining. The description of the Proposed Supermajority Amendments in this Proxy Statement is qualified in its entirety by reference to Appendix A.

If our shareholders adopt the Proposed Supermajority Amendments, they will become effective upon the filing of the Second Amended and Restated Charter with the Secretary of State of the State of Tennessee, which we plan to do promptly after the annual meeting.

If our shareholders do not adopt the Proposed Supermajority Amendments, the Supermajority Voting Requirements will remain in effect.

Required Vote

The affirmative vote of the holders of 80% of the outstanding shares of common stock then entitled to vote at the annual meeting is required to adopt this proposal pursuant to the charter as currently in effect.

Recommendation

The board of directors recommends that you vote “FOR” the approval of the Proposed Supermajority Amendments.

Proposal 5 — Ratification of the Appointment of Our Independent Registered Public Accounting Firm
Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. After assessing the qualifications, performance, and independence of Crowe LLP (“Crowe”), which has served as our independent registered public accounting firm since 2018, the Audit Committee believes that retaining Crowe as our independent registered public accounting firm is in the best interests of our Company. The Audit Committee has appointed Crowe as our independent registered public accounting firm to audit the 2022 consolidated financial statements of FB Financial Corporation and its subsidiaries. Although it is not required to do so, our board of directors is asking shareholders to ratify Crowe’s appointment. If our shareholders do not ratify Crowe’s appointment, the Audit Committee may consider changing our independent registered public accounting firm for 2022. Whether or not shareholders ratify Crowe’s appointment, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.

Crowe has advised the Audit Committee that it is an independent accounting firm with respect to our company and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.
Representatives of Crowe are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate shareholder questions.

For the years ended December 31, 2020 and December 31, 2021, Crowe billed us for the following services:

Audit and Related Fees	2020	2021
Audit fees(1)	$1,624,911	$1,697,386
Audit-related fees(2)	14,000	14,000
Tax fees(3)	80,825	101,825
All other fees(4)	27,000	152,994
Total	$1,746,736	$1,966,205
(1)    For 2021, audit fees include fees for professional services performed by Crowe for the audit of the Company's consolidated financial statements, including reporting required by HUD and FHA lenders and GNMA issuers of mortgage-backed securities and quarterly reviews ($1,491,020), and procedures related to registration statements ($206,366). For 2020, audit fees include fees for professional services performed by Crowe for the audit of the Company's consolidated financial statements, including reporting required by HUD and FHA lenders and GNMA issuers of mortgage-backed securities and quarterly reviews ($738,411), procedures related to the Company's merger activity, increase in asset size and adoption of new accounting standards ($658,000), registration statements ($69,500) and procedures related to subordinated debt issuance ($17,000).
(2)    Fees include services provided by Crowe for audit services of a subsidiary.
(3) Tax fees include short period tax returns for the acquired subsidiary in 2020 and allowable tax related consulting fees.
(4) Fees include services provided by Crowe for allowable consulting services.
In addition to its responsibilities for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, the Audit Committee is also responsible for conducting the audit fee negotiations with, and preapproves any engagement of, our independent registered public accounting firm.

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to our independent registered public accounting firm for our fiscal years ended December 31, 2020 and 2021 were pre-approved by our Audit Committee.

Required Vote

If a quorum is present, this proposal will be approved if the votes cast for ratification exceed the votes cast against ratification. If this proposal is not approved, the matter will be referred to the Audit Committee for further review.

Recommendation

The board of directors recommends that you vote “FOR” ratification of the appointment of our independent registered public accounting firm for 2022.

Audit Committee Report
Our Audit Committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist our board of directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory reporting requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Audit Committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation, and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, expressing an opinion on conformity of those financial statements with accounting principles generally accepted in the United States, reviewing our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, evaluating our internal controls over financial reporting, expressing an opinion on the effectiveness of the Company's internal control over financial reporting, and other procedures.
The Audit Committee reviews our financial reporting process. In this context, the Audit Committee:

a.has reviewed and discussed with management the audited financial statements for the year ended December 31, 2021;

b.has discussed with Crowe LLP, our current independent registered public accounting firm, the matters required to be discussed with Crowe LLP by the Public Company Accounting Oversight Board ("PCAOB") and the SEC;
c.met with the internal auditors and Crowe LLP, with and without management present, to discuss the results of their audits, their evaluations of the Company’s systems of internal controls and the overall quality and adequacy of the Company’s financial reporting;
d.has discussed with management, the internal auditors, and Crowe LLP the internal audit function's organization, responsibilities, budget, and staffing; and
e.has received the written disclosures and the letter from Crowe LLP required by the applicable requirements of the PCAOB regarding Crowe’s communications with the Audit Committee concerning independence and has discussed with Crowe LLP the independent accountant's independence.

Based on this review and the discussions referred to above, the Audit Committee recommended that our board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under the Securities Act or Exchange Act.

Respectfully submitted by the Audit Committee of the board,

William F. Andrews, Chair
William F. Carpenter III
Orrin H. Ingram
Raja J. Jubran
Melody J. Sullivan

Submission of Shareholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, Shareholders wishing to include proposals in the proxy materials in relation to our 2023 annual meeting of shareholders, including director nominations, must submit the same in writing, by mail, first-class postage pre-paid, to General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, which must be received at our executive office on or before December [•], 2022. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. We will only include in our proxy materials those shareholder proposals that we receive before the deadline and that are proper for shareholder action.

Although information received after such date will not be included in the proxy materials sent to shareholders, a shareholder proposal may still be presented at the annual meeting if such proposal complies with our bylaws. In accordance with our bylaws, shareholder proposals may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information required by our bylaws. To be timely, a shareholders’ written notice must be received at the registered office of the Company no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For shareholder proposals for the 2023 annual meeting of shareholders, written notice must be received between January 19, 2023 and February 18, 2023. The proposal must be sent to: General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 and will need to comply with the SEC’s rules and regulations and our bylaws.

Householding

In a further effort to reduce printing costs and postage fees, we may adopt a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and receive a Notice of Internet Availability or elect to receive physical copies of proxy materials will receive only one copy of our Notice of Internet Availability or proxy materials, as applicable, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies of the Notice of Internet Availability or physical proxy materials, as applicable. Upon request, the Company will promptly deliver a separate copy of the Notice of Internet Availability and physical proxy materials to a shareholder at a shared address to which a single copy of the Notice of Internet Availability were delivered. Conversely, shareholders sharing an address who are receiving multiple copies of Notice of Internet Availability or, upon request, proxy materials, as applicable, may request delivery of a single copy.

Requests in this regard should be addressed to: FB Financial Corporation
Attn: Investor Relations
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

Shareholders who beneficially own shares of our common stock held in street name may contact their broker (or other nominee) as your nominee to request information about householding.

Additional Information
Our annual report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, can be accessed, along with this proxy statement, by following the instructions contained in the Notice of Internet Availability being mailed on or about April [•], 2022, the Notice for Annual Meeting of Shareholders enclosed with this proxy statement and is also available on our corporate website under the “Stock and Filings” link on the Investor Relations at https:// investors.firstbankonline.com.

If you wish to receive a physical copy of our annual report on Form 10-K for the year ended December 31, 2021, as well as a copy of any exhibit specifically requested, we will mail these documents to you free of charge. Requests should be sent to:

FB Financial Corporation Attn: Investor Relations
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

Annual Report. The Company's 2021 annual report to shareholders is being made available to shareholders with this proxy statement. The annual report is not a part of the proxy solicitation materials.

Other Matters
As of the date of this proxy statement, we do not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement. If you vote by return of your signed and completed proxy card and other matters are properly presented at the annual meeting for consideration, the persons appointed by the board as proxies will have the discretion to vote for you on such matters.

APPENDIX A

PROPOSED AMENDMENT TO CHARTER TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

SECOND AMENDED AND RESTATED CHARTER
OF
FB FINANCIAL CORPORATION
1.Name. The name of the corporation is FB FINANCIAL CORPORATION (the “Corporation”).

2.Type. The Corporation is for profit.

3.Purpose. The Corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Tennessee Business Corporation Act, as amended from time to time.

4.Duration. The duration of the Corporation is perpetual.

5.Incorporator. The Corporation was initially incorporated under the Tennessee General Corporation Act pursuant to a Charter, dated September 25, 1984, executed by the Corporation’s incorporator, James M. Smith, and filed with the Secretary of State of the State of Tennessee on October 26, 1984.

6.Registered Agent; Registered Office. The name and address of the registered agent and the registered office of the Corporation are:
C T Corporation System
800 S. Gay Street, Suite 2021
Knoxville, TN 37929
Knox County
7.Principal Office. The street address and ZIP code of the Corporation’s principal office in Tennessee are:
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
County of Davidson
8.Capital Stock. The maximum number of shares of stock the Corporation is authorized to issue is:

a.75,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), which shall be entitled to unlimited voting rights of one vote per share and, upon dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.
b.7,500,000 shares of preferred stock, no par value (the “Preferred Stock”). Pursuant to TCA §§ 48-16-101 and 102, the preferences, limitations and relative rights of the Preferred Stock shall be determined by the Board of Directors of the Corporation.
c.In connection with the adoption of ~~this~~ the Amended and Restated Charter of FB Financial Corporation all issued and outstanding shares of the Corporation’s Class A Common Stock, par value $1.00 per share, ~~are~~ were automatically, without any action by the holders thereof, reclassified as an equal number of shares of Common Stock. Each shareholder holding a certificate evidencing Class A Common Stock which is reclassified as Common Stock may surrender his or her certificate to the Corporation and, upon surrender, if the Common Stock is certificated, shall receive in exchange a new certificate representing a number of shares of Common Stock that is equal to the number of shares of Class A Common Stock represented by the surrendered certificate. Until any such stock certificate evidencing such Class A Common Stock is surrendered in due course (or suitable arrangements are made for any lost, stolen, or destroyed certificate), the holder of such stock certificate: (i) will be deemed to hold the same number of shares of Common Stock rather than such number of shares of Class A Common Stock; and (ii) will be entitled to all the rights and preferences of a holder of Common Stock with respect to such number of shares of Common Stock held, including the right to receive, as to such number of shares of Common Stock, any dividends or other distributions that the Corporation may make with respect to its Common Stock.

9.No Preemptive Rights. The shareholders of the Corporation shall not have preemptive rights.

10.Board of Directors.

a.The business and affairs of the Corporation shall be managed by a Board of Directors. The number of Directors and their terms shall be established in accordance with the Amended and Restated Bylaws of the Corporation (the “Bylaws”). A Director shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify; subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of Directors or a vacancy that results from the removal of a Director with cause, may be filled only by the Board of Directors.

b.Subject to the Bylaws or any applicable shareholders’ agreement, any Director may be removed from office but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in the election of Directors, considered for this purpose as one class.

~~c.Notwithstanding any other provision of this Charter, the affirmative vote of holders of eighty percent (80%) of the voting power of the shares entitled to vote at an election of Directors, voting together as a single class, shall be required to amend or repeal this Article 10 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the Bylaws in a manner that is inconsistent with the purpose and intent of this Article 10.~~

11.Liability of Directors. A Director of the Corporation shall have no liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director provided that this Article 11 shall not eliminate or limit liability of a Director for (i) any breach of the Director’s duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-302 of the Tennessee Business Corporation Act. If the Tennessee Business Corporation Act or any successor statute is amended or other Tennessee law is enacted after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time, or such successor statute or other Tennessee law. Any repeal or modification of this Article 11 or subsequent amendment of the Tennessee Business Corporation Act or enactment of other applicable Tennessee law shall not affect adversely any right or protection of a Director of the Corporation existing at the time of such repeal, modification, amendment or enactment or with respect to events occurring prior to such time.

12.Indemnification of Directors.

a.The Corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a Director or officer or is or was serving at the request of the Corporation as a Director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification shall include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable law.

b.The indemnification and advancement of expenses provisions of this Article 12 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.

13.Shareholder Meetings; Voting.

Special meetings of shareholders may be called at any time, but only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or upon a resolution by or affirmative vote of the Board of Directors, and not by the shareholders.

~~Notwithstanding any other provision of this Charter, the affirmative vote of holders of eighty percent (80%) of the voting power of the shares entitled to vote at an election of Directors, voting together as a single class, shall be required to amend or repeal this Article 13 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the Bylaws in a manner that is inconsistent with the purpose and intent of this Article 13.~~

FB Financial Corporation VOTE

Your vote matters – here's how to vote!

You may vote online instead of mailing this card.

Votes submitted electronically must be received by 11:00pm, Central Time, on May 18, 2022.

Online
Go to **www.investorvote.com/FBK** or scan the QR code — login details are located in the shaded bar below.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, a vote FOR Proposals 2, 4, and 5, and a vote for 1 YEAR on Proposal 3.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Jimmy E. Allen	☐	☐	02 - J. Jonathan Ayers	☐	☐	03 - William F. Carpenter III	☐	☐
04 - Agenia W. Clark	☐	☐	05 - James W. Cross IV	☐	☐	06 - James L. Exum	☐	☐
07 - Christopher T. Holmes	☐	☐	08 - Orrin H. Ingram	☐	☐	09 - Raja J. Jubran	☐	☐
10 - Stuart C. McWhorter	☐	☐	11 - C. Wright Pinson	☐	☐	12 - Emily J. Reynolds	☐	☐
13 - Melody J. Sullivan	☐	☐						

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03M0TC

Important notice regarding the internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.investorvote.com/FBK

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Form of Proxy — FB FINANCIAL CORPORATION

Annual Meeting of Shareholders
May 19, 2022 1:00 p.m. Central

This proxy is solicited by board of directors

The shareholder(s) hereby appoint(s) Christopher T. Holmes and Michael Mettee (or either of them) as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of common stock of FB Financial Corporation that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 1:00 p.m., Central on May 19, 2022 at the Frist Art Museum located at 919 Broadway, Nashville, Tennessee 37203.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board of directors' recommendation.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.